Exhibit 10.9

Execution version

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into on June 13, 2017 (“Effective Date”) by and among:

1.	LingoChamp Inc., a company incorporated under the Laws of the Cayman Islands (the “Company”);

2.	LingoChamp (HK) Limited (流利说(香港)有限公司), a company organized and existing under the Laws of Hong Kong and wholly-owned by the Company (the “HK Company”);

3.	Yuling Culture Development (Shanghai) Co., Ltd. (语灵文化传播（上海）有限公司), a limited liability company organized and existing under the Laws of the PRC and wholly-owned by the HK Company (“Shanghai Yuling”);

4.	Yuguan Information Technology (Shanghai) Co., Ltd. (语冠信息技术(上海)有限公司), a limited liability company organized and existing under the Laws of the PRC and wholly-owned by the HK Company (“Shanghai Yuguan”, and together with Shanghai Yuling, each, a “WFOE”, and collectively, the “WFOEs”);

5.	Shanghai Liulishuo Information Technology Co., Ltd. (上海流利说信息技术有限公司), a limited liability company organized and existing under the Laws of the PRC (“Shanghai Liulishuo”);

6.	Shanghai Mengfan Culture Broadcasting Co., Ltd. (上海萌番文化传播有限公司), a limited liability company organized and existing under the Laws of the PRC (“Shanghai Mengfan,” and together with Shanghai Liulishuo, each, a “Domestic Company” and collectively, the “Domestic Companies”);

7.	each of the individuals and their respective holding companies listed in Part A of Schedule I attached hereto (each such individual, a “Founder” and collectively, the “Founders,” each such holding company, a “Holding Company” and collectively, the “Holding Companies”);

8.	each Person listed in Part E of Schedule I hereto and noted as an “Angel Investor” (each, an “Angel Investor” and collectively, the “Angel Investors”);

9.	each Person listed in Schedule II hereto and Cherubic Ventures SSG Ltd. (each, an “Investor” and collectively, the “Investors”); and

10.	Cherubic Ventures Fund II, L.P.

Each of the parties listed above is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.	The Company desires to issue and sell to the Investors and the Investors desire to purchase from the Company certain number of Series C Preferred Shares on the terms and conditions set forth in this Agreement. The Holding Companies desire to sell to Cherubic Ventures SSG Ltd. and Cherubic Ventures SSG Ltd. desires to purchase from the Holding Companies certain number of Class A Ordinary Shares on the terms and conditions set forth in this Agreement. The Angel Investors desire to sell to Cherubic Ventures SSG Ltd. and Cherubic Ventures SSG II Ltd., and Cherubic Ventures SSG Ltd. and Cherubic Ventures SSG II Ltd. desire to purchase from the Angel Investors certain number of Series Seed Preferred Shares on the terms and conditions set forth in this Agreement.

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B.	Each Domestic Company is an enterprise established under the Laws of the PRC. Shanghai Liulishuo is engaged in the business of technology development, technology consulting, technology transfer, technology service in information technology domain, sales of computer, software and auxiliary equipment, and Shanghai Mengfan plans to engage in the business of technology consulting, technology transfer, software development, advertising and animation design (together with the business scopes of the WFOEs, the “Business”).

C.	The HK Company has established the WFOEs and Shanghai Yuguan has established effective control over the business and operation of the Domestic Companies by a captive structure pursuant to the Control Documents (as defined below).

D.	The Group Companies, the Founders, the Holding Companies and certain parties thereto have entered into a Share Purchase Agreement on June 6, 2014 (the “Series A Purchase Agreement”) and certain other Transaction Documents (as defined therein) (together, with the Series A Purchase Agreement, the “Series A Transaction Documents”) in connection with the purchase and sale by the Company to certain investors of Series A Preferred Shares of the Company.

E.	The Group Companies, the Founders, the Holding Companies and certain parties thereto have entered into a Share Purchase Agreement on July 14, 2015 (the “Series B Purchase Agreement”) and certain other Transaction Documents (as defined therein) (together, with the Series B Purchase Agreement, the “Series B Transaction Documents”) in connection with the purchase and sale by the Company to certain investors of Series B Preferred Shares of the Company.

F.	The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

1.	Definitions.

1.1	The following terms shall have the meanings ascribed to them below:

“Action” means any notice, charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, grievance, inquiry or other proceeding, whether administrative, civil, regulatory or criminal, whether at law or in equity, or otherwise under any applicable Law, and whether or not before any mediator, arbitrator or Governmental Authority.

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“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of any Investor, the term “Affiliate” also includes (v) any shareholder of such Investor, (w) any of such shareholders’ or Investor’s general partners or limited partners, (x) the fund manager managing such shareholders or Investor (and general partners, limited partners and officers thereof) and other funds managed by such fund manager, (y) trusts controlled by or for the benefit of any such Person referred to in (v), (w) or (x), and (z) any Subsidiary of any such Person referred to in (v), (w), (x) or (y).

“Ancillary Agreements” means, collectively, the Shareholders Agreement, the Right of First Refusal & Co-Sale Agreement, the Indemnification Agreement, the Management Rights Letters, the Control Documents and the Memorandum and Articles.

“Arbitration Notice” has the meaning set forth in Section 10.6.

“Associate” means, with respect to any Person, (1) a corporation or organization (other than the Group Companies) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of Equity Securities of such corporation or organization, (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, or (3) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by Law to be closed in the Cayman Islands, the United States, the PRC or Hong Kong.

“Circular 13” means the Notice of the State Administration of Foreign Exchange on Further Simplifying and Improving the Foreign Exchange Administration Policies for Direct Investment [Hui Fa (2015) No.13] (国家外汇管理局关于进一步简化和改进直接投资外汇管理政策的通知 [汇发(2015)13号]) issued by the SAFE with effect from June 1, 2015.

“Circular 37” means the Notice of the State Administration of Foreign Exchange on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investment and Financing and Round Trip Investment via Special Purpose Companies [Hui Fa (2014) No. 37] (国家外汇管理局关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知 [汇发(2014)37号]) issued by the SAFE with effect from July 14, 2014.

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“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, certificate of formation, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Cherubic Purchaser” means each of Cherubic Ventures SSG Ltd. and Cherubic Ventures SSG II Ltd., collectively, the “Cherubic Purchasers” and each, a “Cherubic Purchaser.”

“Class A Ordinary Shares” means the Class A Ordinary Shares of the Company, par value of US$0.001 per share, each having the rights set out in the Memorandum and Articles.

“Class B Ordinary Shares” means the Class B Ordinary Shares of the Company, par value of US$0.001 per share, each having the rights set out in the Memorandum and Articles.

“Closing” has the meaning set forth in Section 2.3.

“CMC Capital” means CMC Lullaby Holdings Limited.

“Company” has the meaning set forth in the Preamble.

“Company IP” has the meaning set forth in Section 3.16.

“Company Owned IP” has the meaning set forth in Section 3.16.

“Company Registered IP” has the meaning set forth in Section 3.16.

“Compliance Laws” has the meaning set forth in Section 3.13.

“Confidential Information” has the meaning set forth in Section 7.1.

“Consent” means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contract” means, a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, purchasing arrangement and other legally binding arrangement, whether written or oral.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

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“Control Documents” means all of the agreements and documents set forth in Exhibit A attached hereto, whereby substantially all of the business operations of each Domestic Company shall be controlled by Shanghai Yuguan and substantially all of the income generated by each Domestic Company shall be transferred to the Shanghai Yuguan.

“Disclosing Party” has the meaning set forth in Section 7.3.

“Disclosure Schedule” has the meaning set forth in Section 3.

“Dispute” has the meaning set forth in Section 10.6.

“Domestic Company” has the meaning set forth in the Preamble.

“Domestic Companies Equity Transfers” has the meaning set forth in Section 8.17.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“ESOP” means the employee share option plan of the Company in effect at any time and from time to time.

“FCPA” means Foreign Corrupt Practices Act of the United States of America, as amended from time to time.

“Financial Statements” has the meaning set forth in Section 3.9.

“Founder” has the meaning set forth in the Preamble.

“Governmental Authority” means any government of any nation or any federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

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“Group Company” means each of the Company and its Subsidiaries (including the HK Company, the Domestic Companies and the WFOEs), and “Group” or “Group Companies” refers to all of Group Companies collectively.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“HK Company” has the meaning set forth in the Preamble.

“HKIAC” and “HKIAC Rules” each has the meaning set forth in Section 10.6.

“Holding Company” has the meaning set forth in the Preamble.

“Indemnification Agreement” means the Director Indemnification Agreement to be entered into on or prior to the Closing by the Company and CHEN Xian, which shall be in the form attached hereto as Exhibit B.

“Indemnifiable Loss” means, with respect to any Person, any action, claim, cost, damage, deficiency, diminution in value, disbursement, expense, Liability, loss, obligation, penalty or settlement of any kind or nature imposed on or otherwise incurred or suffered by such Person, including legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement and Taxes payable by such Person by reason of the indemnification but excluding in each case any punitive or consequential damages.

“Indemnitee” has the meaning set forth in Section10.2.

“Indemnitor” has the meaning set forth in Section10.2.

“Intellectual Property” means any and all (i) patents, patent rights and applications therefore and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefore, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefore, and (vii) the goodwill symbolized or represented by the foregoing.

“Investor” has the meaning set forth in the Preamble.

“Issued Ordinary Shares” has the meaning set forth in Section 2.2.

“Key Employee” means the president, chief executive officer, chief financial officer, chief operating officer, chief technical officer, chief sales and marketing officer, and any other employees with similar senior managerial duties, including Yi Wang (王翌), Zheren Hu (胡哲人), Hui Lin (林晖), Xiangjian Weng (翁翔坚), Muyang Liu (刘牧洋), Xin Zhao (赵欣), Hua Chen (陈华) and Ze Sun (孙怿).

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“to the Knowledge of”, “to the belief of”, “as far as a Person is aware”, or other similar expressions, means, with respect to the Warrantors, the actual knowledge of any of the Warrantors and the Founders, and that knowledge which should have been acquired by each Warrantor or the Founders after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his business affairs, including but not limited to due inquiry of all officers, directors, employees, consultants and professional advisers (including attorneys, accountants and auditors) of the Group and of its Affiliates who would reasonably be expected based on the position and title to have knowledge of the matters in question.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Leased Properties” has the meaning set forth in Section 3.14.

“Leases” has the meaning set forth in Section 3.14.

“Liabilities” means, with respect to any Person, all liabilities, obligations and commitments of such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Licenses” has the meaning set forth in Section 3.16.

“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, understanding, law, equity or otherwise, but excluding in each case as may be imposed by the Charter Documents of any Group Company.

“Management Rights Letters” means Management Rights Letters to be issued by the Company to each of Wu Capital Limited and HES Ventures I, Inc. on or prior the Closing, which shall be in the form attached hereto as Exhibit C.

“Material Adverse Effect” means any (i) event, occurrence, fact, condition, change or development that has had, has, or would reasonably be expected to have, individually or together with other events, occurrences, facts, conditions, changes or developments, a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (financial or otherwise), assets or liabilities of the Group taken as a whole, (ii) material impairment of the ability of any party (other than any Investor) to consummate the transactions contemplated under the Transaction Documents, or (iii) material impairment of the validity or enforceability of this Agreement or any other Transaction Document; provided, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the Business or the Group to the extent relating to or arising in connection with (i) any action required to be taken pursuant to the terms and conditions of this Agreement or any other Transaction Document or taken at the written direction of the Investors, (ii) changes affecting the industry in which the Business or the Group operates or the economy or financial, credit or securities markets or political conditions generally in the PRC; provided, that in each case such changes do not have a unique or disproportionate impact on the Business or the Group; (iii) effects resulting from any breach of this Agreement or any other Transaction Document by the Investors or their Affiliates; or (iv) the announcement or consummation of the transactions contemplated by the Transaction Documents.

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“Material Contracts” has the meaning set forth in Section 3.12.

“Memorandum and Articles” means the fourth amended and restated memorandum of association of the Company and the fourth amended and restated articles of association of the Company, to be adopted in accordance with applicable Law on or prior to the Closing, which shall be in the form satisfactory to the Investors and attached hereto as Exhibit D.

“MOFCOM” means the Ministry of Commerce of the PRC or, with respect to any matter to be submitted for examination and approval by the Ministry of Commerce, any Governmental Authority which is delegated or authorized by the Ministry of Commerce to examine and approve such matter under the Laws of the PRC.

“Ordinary Issuance Price” has the meaning set forth in Section 2.2.

“Ordinary Purchase Price” has the meaning set forth in Section 2.2.

“Option Repurchases” has the meaning given to such term in Section 2.2.

“Ordinary Shares” means the Company’s Class A Ordinary Shares, par value US$0.001 per share, and Class B Ordinary Shares, par value US$0.001 per share.

“Party” has the meaning set forth in the Preamble.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PN7” means the Announcement of the State Administration of Taxation on Several Issues concerning the Enterprise Income Tax on the Indirect Transfers of Properties by Non-Resident Enterprises (《国家税务总局关于非居民企业间接转让财产企业所得税若干问题的公告 》,promulgated by the State Administration of Taxation on February 3, 2015 (No. 7 [2015])).

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

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“PRC GAAP” means generally accepted accounting principles in PRC, as in effect from time to time.

“Proceeds” has the meaning set forth in Section 8.8.

“Preferred Purchase Price” has the meaning set forth in Section 2.2.

“Purchased Series Seed Preferred Shares” has the meaning set forth in Section 2.2.

“Prohibited Person” means any Person that is (1) a national or resident of any U.S. embargoed or restricted country, (2) included on, or Affiliated with any Person on, the United States Commerce Department’s Denied Parties List, Entities and Unverified Lists; the U.S. Department of Treasury’s Specially Designated Nationals, Specially Designated Narcotics Traffickers or Specially Designated Terrorists, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; UN Sanctions, (3) a member of any PRC military organization, or (4) a Person with whom business transactions, including exports and re-exports, are restricted by a U.S. Governmental Authority, including, in each clause above, any updates or revisions to the foregoing and any newly published rules.

“Public Official” means any executive, official, or employee of a Governmental Authority, political party or member of a political party, political candidate; executive, employee or officer of a public international organization; or director, officer or employee or agent of a wholly owned or partially state-owned or controlled enterprise, including a PRC state-owned or controlled enterprise.

“Public Software” means any Software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Standards License (SISL), (G) the BSD License, and (H) the Apache License.

“Purchased Ordinary Shares” has the meaning set forth in Section 2.2.

“Purchased Preferred Shares” has the meaning set forth in Section 2.2.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchased Shares” has the meaning set forth in Section 2.2.

“Related Party” means any Affiliate, officer, director, supervisory board member, employee or holder of any Equity Security of any Group Company, and any Affiliate or Associate of any of the foregoing.

“Representatives” has the meaning set forth in Section 3.13.

“Required Consent” has the meaning set forth in Section 3.7.

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“Right of First Refusal & Co-Sale Agreement” means the Third Amended and Restated Right of First Refusal & Co-Sale Agreement to be entered into by and among the parties named therein on or prior to the Closing, which shall be in the form satisfactory to the Investors and attached hereto as Exhibit E.

“SAFE” shall mean the State Administration of Foreign Exchange of the PRC.

“SAFE Circulars” shall mean Circular 13, Circular 37 and any applicable Laws of the PRC in force from time to time which operate to restate, amend or repeal the aforesaid SAFE Circulars or any part thereof.

“SAIC” means the State Administration of Industry and Commerce of the PRC or, with respect to the issuance of any business license or filing or registration to be effected by or with the State Administration of Industry and Commerce, any Governmental Authority which is similarly competent to issue such business license or accept such filing or registration under the Laws of the PRC.

“Shanghai Liulishuo”, “Shanghai Mengfan”, “Shanghai Yuguan” and “Shanghai Yuling” each has the meaning set forth in the Preamble.

“SEC” has the meaning set forth in Section 4.3.

“Securities Act” means the U.S. Securities Act of 1933, as amended and interpreted from time to time.

“Series A Preferred Shares” means the Series A Preferred Shares of the Company, par value US$0.001 per share, with the rights, preferences, and privileges as set forth in the Memorandum and Articles.

“Series A Purchase Agreement” has the meaning set forth in the Recitals.

“Series A Transaction Documents” has the meaning set forth in the Recitals.

“Series B Preferred Shares” means the Series B Preferred Shares of the Company, par value US$0.001 per share, with the rights, preferences, and privileges as set forth in the Memorandum and Articles.

“Series B Purchase Agreement” has the meaning set forth in the Recitals.

“Series B Transaction Documents” has the meaning set forth in the Recitals.

“Series C Preferred Shares” means the Series C Preferred Shares of the Company, par value US$0.001 per share, with the rights, preferences, and privileges as set forth in the Memorandum and Articles.

“Series Seed Preferred Shares” means the Series Seed Preferred Shares of the Company, par value US$0.001 per share, with the rights, preferences, and privileges as set forth in the Memorandum and Articles.

“Shareholders Agreement” means the Third Amended and Restated Shareholders Agreement to be entered into by and among the parties named therein on or prior to the Closing, which shall be in the form attached hereto as Exhibit F.

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“Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, including all source code and executable code, whether embodied in software, firmware or otherwise, documentation, development tools, designs, files, verilog files, RTL files, HDL, VHDL, net lists, records, data and mask works; and (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, and all rights therein.

“Statement Date” has the meaning set forth in Section 3.9.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person, at any time and from time to time.

“Tax” means (i) all national, provincial, municipal, local or foreign taxes, charges, fees, imposts, levies, or other assessments, including all net income, gross receipts, value added, consumption, business, customs duties, import value added, land value added, deed, real estate, surtaxes, ad valorem, capital, sales, use, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social insurance (including pension, medical, unemployment, and housing), excise, severance, stamp, occupation, property, and estimated taxes, fees, assessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing authority in connection with any item described in clause (i).

“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax. “Transaction Documents” means this Agreement, the Ancillary Agreements and each of the other agreements and documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“Transaction Expenses” has the meaning set forth in Section 10.9.

“US GAAP” means U.S. generally accepted accounting principles, as in effect from time to time.

“Warrantor” means each of the Group Companies and the Holding Companies, collectively, the “Warrantors” and each, a “Warrantor”; provided, that in the event of any breach or violation by any Founder or Holding Company of Section 2 (Restriction on Transfers; Rights of First Refusal and Co-Sale Rights) of the Right of First Refusal & Co-Sale Agreement that has materially and adversely affected, or would reasonably be expected to materially and adversely affect, the ability of the Holding Company Controlled by such Founder to perform or satisfy the obligations of such Holding Company under the Transaction Documents, including its obligations under Section 10.2 (Indemnification) herein, such breaching Founder shall immediately and automatically be deemed to be a “Warrantor” under this provision, without any further action of any Party, and such Founder shall be subject to the rights and obligations of a Warrantor hereunder.

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“WFOE” has the meaning set forth in the Preamble.

“Wu Capital” means Wu Capital Limited.

2.	Transactions.

2.1 Authorization. The Company shall (i) adopt and cause to be effective the Memorandum and Articles, and (ii) authorize the issuance of, and issue, pursuant to the terms and conditions of this Agreement, such number of Series C Preferred Shares to each Investor as set forth against such Investor’s name in Schedule III attached hereto, free and clear of all Liens, in each case, as of the Closing.

2.2 Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, at the Closing:

(i) each Holding Company shall sell to Cherubic Ventures SSG Ltd. such number of Class A Ordinary Shares as set forth against such Holding Company’s name in Part B of Schedule I attached hereto (the “Purchased Ordinary Shares”), and Cherubic Ventures SSG Ltd. shall purchase and pay for the Purchased Ordinary Shares for an amount set forth against such Holding Company’s name in Part B of Schedule I attached hereto (the “Ordinary Purchase Price”);

(ii) the Company shall issue and sell to such Investor, and such Investor shall purchase and pay for, such number of Class A Ordinary Shares as set forth against such Investor’s name in Part D of Schedule I attached hereto (the “Issued Ordinary Shares”) for an aggregate amount set forth against such Investor’s name in Part D of Schedule I attached hereto (collectively, the “Ordinary Issuance Price”);

(iii) each Angel Investor shall sell to such Cherubic Purchaser (and Cherubic Ventures Fund II, L.P. shall promptly perform any instruction given by the Angel Investors with respect to such sale), and such Cherubic Purchaser shall purchase and pay for, such number of Series Seed Preferred Shares as set forth against such Cherubic Purchaser’s name in Part E of Schedule I attached hereto (the “Purchased Series Seed Preferred Shares”) for an aggregate amount set forth against such Cherubic Purchaser’s name in Part E of Schedule I attached hereto (the “Series Seed Purchase Price”);

(iv) the Company shall issue and sell to each Investor, and each Investor shally purchase and pay for, on a several basis, such number of Series C Preferred Shares as set forth against such Investor’s name in Schedule II attached hereto (the “Purchased Preferred Shares”) for an aggregate amount set forth against such Investor’s name in Schedule II attached hereto (collectively, the “Preferred Purchase Price”). The Purchased Ordinary Shares, the Issued Ordinary Shares, the Purchased Series Seed Preferred Shares and the Purchased Preferred Shares are collectively referred to herein as the “Purchased Shares.” The Ordinary Purchase Price, the Ordinary Issuance Price, the Series Seed Purchase Price and the Preferred Purchase Price are collectively referred to herein as the “Purchase Price”; and

(v) the Company shall complete the repurchase of such number of options granted and vested in accordance with the ESOP as set forth against such option holder’s name in Part C of Schedule I attached hereto (the “Option Repurchases”) for an aggregate amount set forth against such Investor’s name in Schedule I attached hereto (the “Option Repurchase Price”).

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2.3 Closing.

(i) Closing. The consummation of the sale and purchase of the Purchased Shares pursuant to Section 2.2 (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures as soon as practicable, but in no event later than five (5) Business Days after all closing conditions specified in Section 5 and Section 6 hereof have been waived or satisfied (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing), or at such other time and place as the Company and the Investors shall mutually agree in writing.

(ii) Deliveries by the Warrantors at the Closing. At the Closing, the Company shall, and the other Warrantors shall cause the Company to, deliver to each Investor:

(1)	the updated copy of the register of members of the Company, certified as true and accurate by the registered agent of the Company, reflecting the Purchased Shares purchased by the Investors at the Closing;

(2)	the updated copy of the register of directors of the Company, certified as true and accurate by the registered agent of the Company, reflecting the appointment of CHEN Xian as a director of the Company;

(3)	duly executed share certificates issued by the Company representing the Purchased Shares purchased by the Investors;

(4)	a copy of the duly adopted written resolutions of the shareholders of the Company approving, among other things, (A) the issuance and sale of the Purchased Shares to the Investors, (B) the issue of new share certificates in respect of the Purchased Shares to the Investors, (C) the execution, delivery and performance of the Transaction Documents to which the Company is a party, (D) the adoption of the Memorandum and the Articles, (E) the appointment of CHEN Xian as a director of the Company, (F) irrevocable waivers of such shareholders’ pre-emptive rights, rights of first refusal, consent rights and any other similar rights with respect to the Purchased Shares, and (G) the Option Repurchases;

(5)	a copy of the duly adopted written resolutions of the Board approving, among other things, (A) the issuance and sale of the Purchased Shares to the Investors, (B) the issue of new share certificates in respect of the Purchased Shares to the Investors, (C) the execution, delivery and performance of the Transaction Documents to which the Company is a party, (D) the adoption of the Memorandum and the Articles, (E) the appointment of CHEN Xian as a director of the Company, and (F) the Option Repurchases;

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(6)	duly adopted directors’ and/or shareholders’ resolutions of other Group Companies, where appropriate, approving, among other things, the execution, delivery and performance of the Transaction Documents to which such Group Company is a party;

(7)	each Transaction Document to which it is a named party together with any other items the delivery of which by a Warrantor is made an express condition to such Investor’s obligations at the Closing pursuant to Section 5; and

(8)	a copy of the option repurchase agreement, in the form attached hereto as Exhibit K, duly executed by the Company and each holder of options of the Company subject to the Option Repurchases.

(iii) Deliveries by the Investors at the Closing. At the Closing, each Investor shall severally, not jointly or jointly and severally:

(1)	pay to the Company its respective portion of the Purchase Price to be purchased by such Investor at the Closing by wire transfer of US dollars in immediately available funds to the bank account which shall be designated by the Company in writing to the Investors not less than two (2) Business Days prior to the Closing;

(2)	in the case of Cherubic Ventures SSG Ltd., pay to each Holding Company the Ordinary Purchase Price for the Class A Ordinary Shares to be purchased by Cherubic Ventures SSG Ltd. at the Closing by wire transfer of US dollars in immediately available funds to the bank account which shall be designated by such Holding Company in writing to Cherubic Ventures SSG Ltd. not less than two (2) Business Days prior to the Closing;

(3)	in the case of the Cherubic Purchasers, pay to each Angel Investor the Purchase Price for the Series Seed Preferred Shares to be sold by such Angel Investor at the Closing by wire transfer of US dollars in immediately available funds to the bank account which shall be designated by such Angel Investor in writing to the Cherubic Purchasers not less than two (2) Business Days prior to the Closing; and

(4)	execute and deliver to the Warrantors each of the Transaction Documents to which it is a named party together with any other items the delivery of which by such Investor is made an express condition to the Warrantors’ obligations at the Closing pursuant to Section 6.

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(iv) Deliveries by the Angel Investors at the Closing. At the Closing, each Angel Investor shall (a) deliver to the Company a duly executed instrument of transfer in favor of the Cherubic Purchasers for the Series Seed Preferred Shares to be sold by such Angel Investor at the Closing, and (b) execute and deliver to the Cherubic Purchasers the termination agreement(s), in form(s) reasonably satisfactory to the Cherubic Purchasers, terminating the nominee shareholding relationship between such Angel Investor and affiliates of the Cherubic Purchasers.

(v) Capitalization Table Immediately After Closing. Schedule IV hereof sets forth a complete list of all holders of outstanding Equity Securities of the Company immediately after the Closing, indicating the type and number of Equity Securities held by each such holder.

3. Representations and Warranties of the Warrantors. Subject to such exceptions as may be specifically set forth in the disclosure schedule delivered by the Warrantors to the Investors as of the date of this Agreement, which shall be in the form attached hereto as Exhibit G (the “Disclosure Schedule”), which Disclosure Schedule shall be deemed to be exceptions to the representations and warranties of the Warrantors to the Investors, each of the Warrantors jointly and severally represents and warrants to the Investors as of the date of this Agreement and the Closing that the following statements are true, correct, complete and not misleading.

3.1 Organization, Good Standing and Qualification. Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations under the Transaction Documents to which it is a party.

3.2 Capitalization and Voting Rights.

(i) The authorized share capital of the Company is and immediately prior to the Closing shall be US$100,000 divided into (a) a total of 77,632,304 authorized Ordinary Shares, par value US$0.001 per share, of the Company, 57,861,314 of which have been designated as “Class A Ordinary Shares”, none of which are issued and outstanding immediately prior to the Closing, and 19,770,990 of which are designated as “Class B Ordinary Shares”, and all of which are issued and outstanding as set forth in the capitalization table attached hereto as Schedule III, and 5,519,737 Class A Ordinary Shares are reserved for the ESOP; (b) a total of 22,367,696 authorized preferred shares, par value US$0.001 per share, 3,645,501 of which have been designated as Series Seed Preferred Shares and all of which are issued and outstanding, 5,531,104 of which have been authorized as Series A Preferred Shares and all of which are issued and outstanding, 7,895,711 of which have been authorized as Series B Preferred Shares and all of which are issued and outstanding, and 5,295,380 of which have been authorized as Series C Preferred Shares, none of which are issued and outstanding.

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(ii) Options and Reserved Shares. Immediately prior to the Closing, the Company has reserved 3,645,501 Class A Ordinary Shares for the conversion of Series Seed Preferred Shares, 5,531,104 Class A Ordinary Shares for conversion of Series A Preferred Shares, 7,895,711 Class A Ordinary Shares for conversion of Series B Preferred Shares, 5,295,380 Class A Ordinary Shares for conversion of Series C Preferred Shares, 5,519,737 Class A Ordinary Shares for the ESOP, and 19,770,990 Class A Ordinary Shares for the conversion of Class B Ordinary Shares. Except for the conversion privileges of the Series Seed Preferred Shares, Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Class B Ordinary Shares or as provided in this Agreement or other Transaction Documents, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the Equity Securities of the Company. Except as noted in this Section 3.2 and the rights provided in the Transaction Documents, no Equity Securities (including the Purchased Shares) of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such Equity Securities (whether in favor of the Company or any other Person). Immediately following the Closing, 5,456,192 Class A Ordinary Shares will have been reserved for the ESOP, of which options in respect of 3,073,270 Class A Ordinary Shares will have been granted pursuant to the terms and conditions of the ESOP. All of the options repurchased by the Company pursuant to the Option Repurchases have fully vested in accordance with the terms of the ESOP.

(iii) Outstanding Security Holders. A complete and current list of all outstanding shareholders, option holders and other holders of Equity Securities of the Company (a) as of the date hereof and immediately prior to the Closing is set forth in Schedule III, and (b) immediately after the Closing is set forth in Schedule IV, in each case, indicating the type and number of shares, options or other Equity Securities held by each such holder, but (A) excluding the identities of the holders of any options or other awards granted by the Company pursuant to the ESOP and (B) aggregating the number of options or other awards granted by the Company pursuant to the ESOP into one line item. All outstanding share capital of each Group Company has been duly and validly issued (or subscribed for), is fully paid and is non-assessable, free of limitation in voting rights, preemptive rights, any other restrictions on transfer and other Liens (except for any restrictions on transfer under applicable Laws and the Transaction Documents), and has been issued in compliance with all applicable Laws, Contracts and preemptive rights. Except for those expressly provided in this Agreement or any Transaction Document, and except for the Option Repurchases, there are no (a) resolutions pending to increase the authorized share capital of any Group Company; (b) dividends which have accrued or been declared but are unpaid by any Group Company; (c) obligations, contingent or otherwise, of any Group Company to repurchase, redeem, or otherwise acquire any Equity Securities of any Person; or (d) any voting trusts, shareholder agreements, registration rights, proxies or other agreements or understandings in effect with respect to the voting, issuance, redemption, acquisition or transfer of any Equity Securities of any Group Company. The registered capital of each Domestic Company is set forth opposite its name in Section 3.2(iii) of the Disclosure Schedule. The registered capital of each Domestic Company is fully paid according to PRC Laws and its Charter Document as of the date hereof.

(iv) Acceleration of Vesting. Other than as set forth in the Transaction Documents, no Group Company’s Contracts relating to its Equity Securities provides for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events. No Group Company has ever adjusted or amended the exercise price of any share options previously awarded, whether through amendment, cancellation, replacement grant, re-pricing, or any other means.

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3.3 Corporate Structure; Subsidiaries.

(i) Section 3.3(i) of the Disclosure Schedule includes a chart setting forth each Group Company (other than the Company), in each case, (a) immediately prior to the Closing and (b) immediately following the Closing, and lists the issued and outstanding share capital of such Group Company, the name of each equity holder of such Group Company and the number of shares or Equity Securities held by such equity holder, the form of legal entity of such Group Company, the location/jurisdiction where such Group Company was organized, each jurisdiction in which such Group Company is required to be licensed to do business as a foreign Person and a brief summary of such Group Company’s business.

(ii) Except in respect of any interest held in any Group Company, none of the Company and other Group Companies has any Subsidiaries or owns or controls, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity. Except as set forth in Section 3.3(ii) of the Disclosure Schedule, none of the Company or the Group Companies maintains any offices or any branches.

(iii) The Company is a holding company and up until the date of the Closing has had no business activities or assets (including Intellectual Property) other than the ownership of one hundred percent (100%) of the equity interests in the HK Company. The HK Company is a holding company and up until the date of the Closing has had no business activities or assets (including Intellectual Property) other than the ownership of one hundred percent (100%) of the equity interests in the WFOEs. Other than the HK Company, the Domestic Companies and the WFOEs, the Company does not, directly or indirectly, own any shares or equity interests in any other Person. The Company has no material Liabilities or obligations, has no employees and is not a party to any Contract, other than those relating solely to the transactions contemplated by the Transaction Documents and any transaction documents relating to the issuance of the Series Seed Preferred Shares, Series A Preferred Shares and Series B Preferred Shares.

(iv) Each Holding Company is a holding company and has had no business activities or assets (including Intellectual Property) other than the ownership of certain number of Class B Ordinary Shares in the Company. Other than the Group Companies, each Holding Company does not, directly or indirectly, own any shares or equity interests in any other Person. Each Holding Company has no material Liabilities or obligations, has no employees and is not a party to any Contract, other than those relating solely to the transactions contemplated by the Transaction Documents and any transaction documents relating to the issuance of the Series Seed Preferred Shares, Series A Preferred Shares and Series B Preferred Shares.

3.4 Authorization. Each party to the Transaction Documents (other than the Investors) has all requisite power and authority to execute and deliver such Transaction Document and to carry out and perform its obligations thereunder. All actions on the part of such party (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of such Transaction Document and the performance of all obligations of such party thereunder has been taken. This Agreement has been duly executed and delivered by each party thereto (other than the Investors) and constitutes, and each Transaction Document when executed and delivered by each party thereto (other than the Investors) will constitute, valid and legally binding obligations of such party, enforceable against such party in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

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3.5 Valid Issuance of Purchased Shares. The Purchased Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable and free and clear of any Liens. All outstanding share capital of the Company has been duly and validly issued, fully paid and non-assessable, and all outstanding shares, options, warrant and other Equity Securities of the Company have been issued in full compliance with the requirements of all applicable securities Laws (to the extent applicable, the registration and prospectus delivery requirements of the Securities Act or the applicable exemptions therefrom).

3.6 Consents; No Conflicts. All Consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents, in any case on the part of any party thereto (other than the Investors) have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of each Transaction Document by each party thereto (other than the Investors) do not, and the consummation by such party of the transactions contemplated thereby will not, (a) result in a violation of the Charter Documents of any applicable Warrantor, (b) conflict with or result in a breach or violation in any Law applicable to any Warrantor, or (c) conflict with or result in a breach or violation in, or constitute a default under, any material Contract to which any Warrantor is a party or by which any Warrantor is bound, in the case of the foregoing clauses (b) and (c), in any material respects. The Charter Documents of each applicable Warrantor are in the form provided to the Investors. No Warrantor, if applicable, is in violation or breach of any of its Charter Documents. Except as disclosed on Section 3.6 of the Disclosure Schedule, each Person, who is a “Domestic Resident” as defined in the Circular 37 and legally or beneficially holds any Equity Securities of the Company (including but not limitation to the Founders and the Holding Companies) and is required to comply with the SAFE Circulars has obtained registration with respect to (1) his direct and indirect holding of Equity Securities in the Company, the Holding Companies and the HK Company, and (2) the change of the Equity Securities in the Company contemplated under the Series B Transaction Documents with SAFE in accordance with the SAFE Circulars and other applicable Laws of the PRC.

3.7 Compliance with Laws; Consents. Each Group Company is, and has been, in compliance with all applicable Laws in any material respect. Except as disclosed on Section 3.7 of the Disclosure Schedule, all Consents from the relevant Governmental Authority or other Person required in respect of the due and proper establishment and operations of each Group Company as now conducted (collectively, the “Required Consents”), have been duly obtained or completed in accordance with all applicable Laws, except for any Consent, the failure to have which would not be material to any Group Company. No Required Consent contains any materially burdensome restrictions or conditions, and each Required Consent is in full force and effect and will remain in full force and effect upon the consummation of the transactions contemplated hereby. None of the Group Companies is in default in any material respect under any Required Consent. No Group Company is in receipt of any letter or notice from any relevant authority notifying revocation of any material Required Consent issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by it. In respect of any material Required Consent requisite for the conduct of any part of the business of the Domestic Companies which are subject to periodic renewal, none of the Warrantors has any reason to believe that such requisite renewals will not be granted by the relevant PRC Governmental Authorities.

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3.8 Tax Matters.

(i) All Tax Returns required to be filed by each Group Company for all taxable periods ending prior to the Closing have been duly and timely (within any applicable extension periods) filed with the appropriate Government Authorities in all jurisdictions in which such Tax Returns are required to be filed and all such Tax Returns are true, correct and complete in all material respects. None of such Tax Returns contains a statement that is false or misleading or omits any matter that is required to be included or without which the statement would be false or misleading. No reporting position was taken on any such Tax Return which has not been disclosed to the appropriate Tax authority or in such Tax Return, as may be required by Law, except as would not be material to the Group. All records relating to such Tax Returns or to the preparation thereof required by applicable Law to be maintained by applicable Group Company have been duly maintained. No written claim has been made by a Governmental Authority in a jurisdiction where the Group does not file Tax Returns that any applicable Group Company is or may be subject to taxation by that jurisdiction.

(ii) Each Group Company has timely paid all Taxes owed by it which are due and payable (whether or not shown on any Tax Return) and withheld and remitted to the appropriate Governmental Authority all Taxes it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party. To the Knowledge of the Warrantors, each Group Company is under no Liability to pay any penalty or interest in connection with any claim for Taxes. No Group Company has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(iii) The assessment of any additional Taxes with respect to any Group Company for periods for which Tax Returns have been filed is not expected to exceed the recorded Liability therefor in the most recent balance sheet of the relevant Group Company, and there are no unresolved questions or claims concerning any Liability for Taxes of any Group Company. Since the Statement Date, no Group Company has incurred any Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(iv) No Group Company has been the subject of any Action by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved or is currently the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes.

(v) The Group Companies have been in compliance in all material respects with all applicable Laws relating to all Tax credits and Tax holidays enjoyed by the Group Companies established under the Laws of the PRC or otherwise under applicable Laws which is not and will not be subject to any retroactive deduction or cancellation except as a result of retroactive effect of changes) in the applicable Laws.

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3.9 Financial Statements.

(i) Section 3.9 of the Disclosure Schedule sets forth (a) the unaudited consolidated balance sheet, income statement and cash flows for the Domestic Companies and the WFOEs as of and for the twelve-month period ending December 31, 2016, and as of, and for the three-month period ending March 31, 2017 (the “Statement Date”) and (b) the audited balance sheets, income statements and cash flows for each of Shanghai Liulishuo and Shanghai Yuguan as of and for the twelve-month period ending December 31, 2015 (collectively, the financial statements referred to above, the “Financial Statements”). The Financial Statements (a) have been prepared in accordance with the books and records of the Domestic Companies and the WFOEs or Shanghai Liulishuo and Shanghai Yuguan, as applicable, (b) are true, correct and complete, and fairly present in all material respects the financial condition and position of the Domestic Companies and the WFOEs or Shanghai Liulishuo and Shanghai Yuguan, as applicable, as of the dates indicated therein and the results of operations and cash flows of the Domestic Companies and the WFOEs or Shanghai Liulishuo and Shanghai Yuguan, as applicable, for the periods indicated therein, and (c) have been prepared in accordance with the PRC GAAP applied consistent with past practice, except in the case of unaudited financial statements for the omission of notes thereto and normal year-end audit adjustments that are not material.

(ii) All of the accounts receivables owing to any of the Group Companies as of the date of the Closing, including all accounts receivable set forth on the Financial Statements constitute valid and enforceable claims and are current and collectible in the ordinary course of business, net of any reserves shown on the Financial Statements.

(iii) No Group Company has any Liabilities except for (i) liabilities set forth in the Financial Statements that have not been satisfied since the Statement Date, and (ii) current Liabilities incurred since the Statement Date in the ordinary course of the Group’s business consistent with its past practices.

(iv) None of the Group Companies has any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable. None of the Group Companies is a guarantor or indemnitor of any Liabilities of any other Person.

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3.10 Changes. Since the Statement Date, except as disclosed on Section 3.10 of the Disclosure Schedule and contemplated under the Transaction Documents, (i) each of the Group Companies has operated its business in the ordinary course consistent with its past practice, (ii) each of the Group Companies used its reasonable best efforts to preserve its business, and (iii) no Group Company has engaged in any new line of business, or entered into any agreement, transaction or activity or made any commitment except those in the ordinary course of business consistent with past practice, (iv) there has not been any Material Adverse Effect or any material change in the way each Group Company conducts its business, (v) there has been no waiver, termination, cancellation, settlement or compromise of a material valuable right or of a material debt or claim by or of any Group Company, (vi) there has been no incurrence, creation, assumption, repayment, satisfaction, or discharge of any material Lien, indebtedness or guarantee, or the making of any loan or advance (other than reasonable and normal advances to employees or customers for bona fide expenses that are incurred in the ordinary course of business consistent with its past practice), or the making of any investment or capital contribution, (vii) there has been no material change in any compensation arrangement with any employee of any Group Company (other than in the ordinary course of business consistent with past practice), or adoption of any new employee benefit plan, or made any material change in any employee benefit plan, (viii) there has been no commencement or settlement of any material Action, (ix) there has been no resignation or termination of any Key Employee, (x) there has been no purchase, acquisition, sale, lease, disposal of or other transfer of any assets of any Group Company that are individually or in the aggregate material to its business, whether tangible or intangible, other than the purchase or sale of inventory in the ordinary course of business consistent with its past practice, and no acquisition (by merger, consolidation or other combination, or acquisition of share or assets, or otherwise) of any business or other Person or division thereof, (xi) there has been no material capital expenditure or commitment for any material capital expenditure by any Group Company, (xii) except in the ordinary course of business consistent with its past practice, there has been no amendment to any Material Contract, any entry into any new Material Contract, or any termination of any Contract that would have been a Material Contract if in effect on the date hereof, or any amendment to or waiver under any Charter Document of any Group Company; (xiii) there has been no declaration, setting aside or payment or other distribution with respect to any Equity Securities of any Group Company, or any direct or indirect redemption, purchase or other acquisition of any Equity Securities of any Group Company, (xiv) there has been no damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operation or business of any Group Company, (xv) there has been no change in accounting methods or practices or any revaluation of any of its assets of any Group Company, (xvi) except in the ordinary course of business consistent with its past practice, there has been no entry into any settlement agreement with respect to material Taxes, settlement of any claim or assessment with respect to any material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to any material Taxes, entry into or change of any material Tax election, change of any method of accounting resulting in any material amount of additional Tax or filing of any material amended Tax Return, in each case, in respect of any Group Company, (xvii) there has been no commencement or settlement of any Action, and (xviii) there has been no agreement or commitment to perform any of the items described in this Section 3.10.

3.11 Actions. Except as disclosed in Section 3.11 of the Disclosure Schedule, there is no Action pending or, to the Knowledge of the Warrantors, threatened against or affecting any of the Warrantors or any of its officers, directors or employees with respect to its businesses or proposed business activities, or any Key Employee or director of any Warrantor in connection with such Person’s respective relationship with any Group Company, nor is any Warrantor aware of any basis for any of the foregoing, including with respect to any Action involving the prior employment of any employees of any Group Company, their use in connection with such Group Company’s business or any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers. There is no Governmental Order in effect and binding on any of the Group Companies or their respective assets or properties. There is no Action pending by any Group Company against any third party nor does any Group Company intend to commence any such Action. No Government Authority has at any time challenged or questioned in writing the legal right of any Group Company to conduct its business as presently being conducted or proposed to be conducted. No Group Company has received any opinion or memorandum or advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any Liability or disadvantage which may be material to its business.

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3.12 Material Contracts.

(i) A true, fully-executed copy of each Material Contract including all amendments and supplements thereto (and a written summary of all terms and conditions of each non-written Material Contract) has been delivered to the Investors, all of which are listed in Section 3.12(i) of the Disclosure Schedule. “Material Contracts” means, collectively, each Contract to which a Group Company or any of its properties or assets is bound or subject to that is currently effective and (a) involves obligations (contingent or otherwise) or payments in excess of US$100,000 individually or in the aggregate per annum or has an unexpired term in excess of two (2) years, (b) involves Intellectual Property that is material to a Group Company (other than generally-available “off-the-shelf” shrink-wrap software licenses obtained by the Group Companies on non-exclusive and non-negotiated terms), including the Licenses, (c) restricts the ability of a Group Company to compete or to conduct or engage in any business or activity or in any territory, (d) relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Securities, (e) involves any provisions providing for exclusivity, termination or acceleration of rights upon a “change in control”, “most favored nations”, rights of first refusal or first negotiation or similar rights, or grants a power of attorney, agency or similar authority, (f) is with a Related Party (except for employment or compensation-related Contracts), (g) involves indebtedness, an extension of credit, a guaranty, surety or assumption of any obligation or any secondary or contingent Liabilities, deed of trust, or the grant of a Lien, (h) involves the lease, license, sale, use, disposition or acquisition of a material amount of assets or of a business, (i) involves the waiver, compromise, or settlement of any material dispute, claim, litigation or arbitration, (j) involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any real or personal property (except for personal property leases involving payments of less than US$50,000 per annum), including the Leases, (k) involves the establishment, contribution to, or operation of a partnership, joint venture, alliance or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person, (l) is with a Governmental Authority, state-owned enterprise, or sole-source supplier of any material product or service (other than utilities and other ordinary course arms-length contracts), (m) is a benefits plan, or a collective bargaining agreement or is with any labor union or other representatives of the employees, (n) is a brokerage or finder’s agreement, or material sales agency, marketing or distributorship Contract, (o) is a power of attorney given by any Group Company, (p) is otherwise material to a Group Company or is one on which a Group Company is substantially dependent, or (q) is outside the ordinary course of business of any Group Company.

(ii) Each Material Contract is a valid and binding agreement of the Group Company that is a party thereto, the performance of which does not and will not violate, in any material respect, any applicable Law or Governmental Order, and is in full force and effect and enforceable against the parties thereto, except (a) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as may be limited by laws relating to the availability of specific performance, injunctive relief or other remedies in the nature of equitable remedies. Each Group Company has duly performed its material obligations under each Material Contract to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by such Group Company or, to the Knowledge of the Warrantors, any other party or obligor with respect thereto, has occurred, or as a result of the execution, delivery, and performance of the Transaction Documents will occur. No Group Company has given notice (whether or not written) that it intends to terminate a Material Contract or that any other party thereto has breached, violated or defaulted under any Material Contract. No Group Company has received any notice (whether written or not) that it has breached, violated or defaulted under any Material Contract or that any other party thereto intends to terminate such Material Contract.

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(iii) Each Warrantor and Founder has fully complied with the terms of the Series A Transaction Documents and the Series B Transaction Documents to which such Warrantor or Founder is a party, and the obligations of each Warrantor and Founder under the Series A Transaction Documents and the Series B Transaction Documents have been fully fulfilled, except where a written waiver is given by the Series B Investors.

3.13 Ethical Business Practices. Each Group Company and its respective directors, officers, employees, agents and other persons acting on its behalf (collectively, “Representatives”) are and have been in compliance with all applicable Laws relating to anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control laws (collectively, the “Compliance Laws”) including the FCPA if it were a U.S. Person. In connection with the business of the Group Companies, none of the Group Companies or its shareholders, directors or officers, and, to the Knowledge of the Warrantors, none of the employees of the Group Companies has offered, paid, promised to pay, or authorized the payment of any money or anything else of value, whether directly or indirectly, to any Government Officials (a) with the intent or purpose of (i) influencing any act or decision of such Government Official in his official capacity or (ii) inducing such Government Official to use his influence with a government or instrumentality thereof or (b) in violation of any applicable anti-bribery or anticorruption law. No Government Official in the PRC (i) holds an ownership or other economic interest, direct or indirect, in any of the Group Companies or in the contractual relationship formed by this Agreement or (ii) serves as an officer, director or employee of any Group Company. No Group Company or any of its Representatives is a Prohibited Person, and no Prohibited Person will be given an offer to become an employee, officer, consultant or director of any Group Company. No Group Company has conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with a Prohibited Person.

3.14 Assets and Properties. The assets included in the Financial Statements or acquired by the relevant Group Company since the Statement Date and all other assets used or employed by the relevant Group Company are the property of the relevant Group Company free from any Lien, and all such assets a re in the possession or under the control of the relevant Group Company. All machinery, vehicles, equipment and other tangible personal property owned or leased by a Group Company are in good condition and repair in all material respects (reasonable wear and tear excepted). The foregoing assets plus the intangible property owned by the Group Companies collectively represent in all material respects all assets (including all rights and properties) necessary for the conduct of the business of each Group Company in the manner as presently conducted. Each Group Company has the legal right to occupy each real property rented to such Group Company, the leasehold interests of which are set forth in Section 3.14 of the Disclosure Schedule (the “Leased Properties”) upon the terms and conditions of the tenancy agreements, a true and complete copy of which has been delivered to the Investors (collectively, the “Leases”). Each of the Leased Properties are being used for lawful purposes, which is permitted by the relevant Lease agreement and the actual occupation has not violated any relevant land, construction or user regulations applicable to the Leased Properties. No Group Company owns any real property.

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3.15 Related Party Transactions. Except as set forth in Section 3.15 of the Disclosure Schedule, no Related Party has any Contract (other than the employment agreement, the confidentiality and invention assignment agreement, the non-competition agreement and the ESOP-related Contract, each in substantially the same form, the true and complete copy of which has been delivered to the Investors) with, or is indebted to, any Group Company or has any direct or indirect ownership interest in any Group Company other than as set forth in Section 3.2 hereof, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any Related Party (other than for accrued salaries, reimbursable expenses or other standard employee benefits).

3.16 Intellectual Property Rights.

(i) Company IP. Each Group Company owns or otherwise has the sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to all Intellectual Property necessary and sufficient to conduct its business as currently conducted by such Group Company (“Company IP”) without any conflict with or infringement of the rights of any other Person. For the purposes of this Agreement, “Company Owned IP” means Intellectual Property owned by, purported to be owned by, or exclusively licensed to, the Group Companies, and “Company Registered IP” means Company Owned IP that are patents, patent applications, trademarks and trademark applications owned by the Company. Section 3.16(i) of the Disclosure Schedule sets forth a complete and accurate list of all Company Owned IP of each Group Company, including for each the relevant name or description, registration/certification or application number, and filing, registration or issue date.

(ii) IP Ownership. All Company Registered IP is owned by and registered or applied for solely in the name of a Group Company, is valid and subsisting and has not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. No Group Company or any of its officers or directors, or, to the Knowledge of the Warrantors, any of its employees has taken any actions or failed to take any actions that would cause any Company Registered IP to be invalid, unenforceable or not subsisting. No funding or facilities of a Governmental Authority or a university, college, other educational institution or research center was use in the development of any Company IP. No Company Owned IP is the subject of any Lien, license or other Contract granting rights therein to any other Person. No Group Company is or has been a member or promoter of, or contributor to, any industry standards bodies, patent pooling organizations or similar organizations that could require or obligate a Group Company to grant or offer to any Person any license or right to any Company Owned IP. No Company Owned IP is subject to any proceeding or outstanding Governmental Order or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof, or any Group Company’s products or services, by any Group Company or may affect the validity, use or enforceability of such Company Owned IP. Each Founder has assigned and transferred to the Group Companies any and all Company IP related to the Business and each of such transfers is irrevocable and cannot be withdrawn. No Group Company has (a) transferred or assigned any material Company Owned IP; (b) authorized the joint ownership of, any material Company Owned IP; or (c) permitted the rights of any Group Company in any Company Owned IP to lapse or enter the public domain.

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(iii) Infringement, Misappropriation and Claims. Except as disclosed in Section 3.16(iii) of the Disclosure Schedule, no Group Company has violated, infringed or misappropriated any Intellectual Property of any other Person, nor has any Group Company received any written notice alleging any of the foregoing. To the Knowledge of the Warrantors, (a) no Person has violated, infringed or misappropriated any Company Owned IP of any Group Company, and no Group Company has given any written notice to any other Person alleging any of the foregoing, and (b) no Person has challenged the ownership or use of the Company Owned IP by a Group Company. No Group Company has agreed to indemnify any Person for any infringement, violation or misappropriation of any Intellectual Property by such Person.

(iv) Assignments and Prior IP. All material inventions and material know-how conceived by employees of a Group Company related to the business of such Group Company are currently owned exclusively by a Group Company. All employees, contractors, agents and consultants of a Group Company who are or were involved in the creation of any Company Owned IP for such Group Company have executed an assignment of inventions agreement that vests in a Group Company exclusive ownership of all right, title and interest in and to such Company Owned IP, to the extent not already provided by Law. None of the Founders or, to the Knowledge of the Warrantors, any of the employees, consultants or independent contractors, currently or previously employed or otherwise engaged by any Group Company, (a) is in violation of any current or prior confidentiality, non-competition or non-solicitation obligations to such Group Company or to any other Persons, including former employers or (b) is obligated under any Contract, or subject to any Governmental Order, that would interfere with the use of his best efforts to promote the interests of the Group Companies or that would conflict with the business of such Group Company as presently conducted.

(v) Licenses. Section 3.16(v) of the Disclosure Schedule contains a complete and accurate list of (a) all material licenses, sublicenses, and other Contracts to which any Group Company is a party and pursuant to which any third party is authorized to use, exercise or receive any benefit from any Company Owned IP, and (b) all material licenses, sublicenses and other Contracts to which any Group Company is a party and pursuant to which such Group Company is authorized to use, exercise, or receive any benefit from any Intellectual Property of another Person, in each case except for (1) agreements involving “off-the-shelf” commercially available software, and (2) non-exclusive licenses to customers in the ordinary course of a Group Company’s business (the agreements referred to under clauses (a) and (b), collectively, the “Licenses”). The Group Companies have paid all license and royalty fees required to be paid under the Licenses.

(vi) Protection of IP. Each Group Company has taken reasonable and appropriate steps to register (as applicable), protect, maintain and safeguard material Company Owned IP and made all appropriate filings, registrations and payments of fees in connection with the foregoing. Without limiting the foregoing, all current and former officers, employees, consultants and independent contractors of any Group Company and all suppliers, customers, distributors, and other third parties having access to any material Company IP have executed and delivered to such Group Company an agreement or otherwise subject to obligations requiring the protection of such trade secret or proprietary information. To the extent that any Company Owned IP has been developed or created independently or jointly by an independent contractor or other third party for any Group Company, or is incorporated into any products or services of any Group Company, such Group Company has a written agreement with such independent contractor or third party and has thereby obtained ownership of, and is the exclusive owner of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment.

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(vii) No Public Software. No Software included in any Company Owned IP has been or is being distributed, in whole or in part, or was used, or is being used in conjunction with any Public Software in a manner which would require that such Software be disclosed or distributed in source code form or made available at no charge.

3.17 Employment Matters.

(i) To the Knowledge of the Warrantors, no circumstances have arisen under which any Group Company will be required to pay any material damages for wrongful dismissal, to make any statutory severance, redundancy or long service payment or to make or pay any compensation for unreasonable dismissal or to make any other material payment under any employment protection legislation or to reinstate or re-engage any former employee. No circumstances have arisen under which any Group Company will be required to pay damages or compensation, or suffer any penalty or be required to take corrective action or be subject to any form of discipline under any laws conferring protection against discrimination, harassment, victimization or vilification by reason of age, gender, family circumstances, race, religion or disability.

(ii) There are no existing service or other Contracts between any Group Company and any of its directors or executives or employees which cannot be lawfully terminated by notice of three (3) calendar months or less without giving rise to any claim for damages or compensation other than a statutory redundancy or severance or long service payment, and each Group Company has complied with all its obligations under all applicable Laws in connection with its employees and contracts with its employees.

(iii) Each Group Company, upon its establishment, has complied in all material respects with all its obligations under applicable Laws or otherwise related to labor or employment, including provisions thereof relating to wages, hours, working conditions, benefits, retirement, social welfare, equal opportunity and collective bargaining, and, to the Knowledge of the Warrantors, there are no claims capable of arising or threatened or pending by any employee or third party in respect of any accident or injury which are not fully covered by insurance.

(iv) Save as any scheme which a Group Company is or may become obliged to join or subscribe under any applicable Laws, there are no scheme or funds in respect of retirement, pension, health insurance, housing, bonus, incentive, share option or other benefits to directors, officers, staff, employees or any other party to which any of the Group Companies is a party.

(v) Except as disclosed on Section 3.17(v) of the Disclosure Schedule, no Key Employee is in violation of any term of any contract or any Governmental Order relating to the right of any such individual to be employed by, or to Contract with, such Group Company. No Group Company has received any notice alleging that any such violation has occurred. No Key Employee or any group of employees of any Group Company has given any notice of intent to terminate their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any such individual or any group of employees.

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(vi) The employment agreements, confidential and invention assignment agreements and non-competition agreements entered into between each Key Employee and Shanghai Liulishuo or Shanghai Yuguan under the Series B Transaction Documents has been fully complied with by each Key Employee thereto and the Shanghai Liulishuo or Shanghai Yuguan (as the case may be).

3.18 Entire Business. Except as disclosed in Section 3.18 of the Disclosure Schedule, there are no facilities, services, assets or properties shared with or provided by any other entity which is not a Group Company, which are used in connection with any business of any Group Company.

3.19 Non-competition. There is no Contract entered by any of the Group Companies and the Founders (including any Contract with a Founder’s prior employers) (i) including non-competition, confidentiality or similar clauses that might directly or indirectly impair, restrict or impose conditions on any Group Company’s or Founder’s right to carry on the Business or the business of any Group Company and to enter into this Agreement and any other Transaction Documents and consummate the transactions contemplated hereunder and thereunder or (ii) having caused or might cause to any infringement of any Intellectual Property of any Group Company or any Action relating to any Intellectual Property of any Group Company.

3.20 Securities Laws Matters. Subject to the representations and warranties of the Investors in Section 4, the offer and sale of the Purchased Shares are exempted from the registration or qualification requirements of all applicable securities laws and regulations, and the issuance of Ordinary Shares upon conversion of the Purchased Shares in accordance with the Company’s Memorandum and Articles, as may be amended from time to time, will be exempted from such registration or qualification requirements.

3.21 Charter Documents; Books and Records. The Charter Documents of each Group Company are in the form provided to the Investors. Each Group Company has been in compliance with its Charter Documents in all material respects and none of the Group Companies has violated or breached any of their respective Charter Documents. Each Group Company has made available to the Investors a copy of its minute books. Such copy is true and correct, and contains all material amendments and all minutes of important meetings and actions taken by its shareholders and directors since the time of formation through the date hereof and reflects all transactions referred to in such minutes accurately in all material respects. Each Group Company maintains its books of accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice, and which permits its Financial Statements to be prepared in accordance with the applicable PRC GAAP or US GAAP. None of the books of account or records of any Group Company contains any falsified entries. The register of members and directors (if applicable) of each Group Company is true and correct, there has been no notice of any proceedings to rectify any such register. All documents required to be filed by each Group Company with the applicable Governmental Authority in respect of the relevant jurisdiction in which the relevant Group Company is incorporated or established have been properly prepared and filed.

3.22 “Internal Control”. Each Group Company has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed and access to assets is permitted only in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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3.23 Registration Rights. Except as provided in the Shareholders Agreement, no Warrantor has granted or agreed to grant any person or entity any registration rights (including piggyback registration rights) with respect to, nor is any Group Company obliged to list, any of such Group Company’s Equity Securities on any securities exchange. Except as contemplated under the Transaction Documents, there are no voting or similar agreements which relate to the Equity Securities of any of the Group Companies.

3.24 Full Disclosure. The Warrantors and Founders have provided the Investors with all the information that the Investors have requested for deciding whether to consummate the transactions contemplated under this Agreement. None of the Transaction Documents or any other statements or certificates or other materials made or delivered, or to be made or delivered, to the Investors in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading. No representation or warranty by the Warrantors in this Agreement and no information or materials provided to each Investor in connection with its due diligence investigation of the Group Company or the negotiation and execution of the Transaction Documents, taken as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances in which they are made, not misleading.

3.25 Other Representations and Warranties Relating to the Founders.

(i) No Founder is, as a result of the nature of the business of the Group or for any other reason, in violation of any Contract or Governmental Order binding on such Founder and relating to or affecting the right of such Founder to be employed by or serve as a director or consultant to any Group Company. No Contract or Governmental Order conflicts with a Founder’s obligations to use his best efforts to promote the interests of any Group Company nor does the execution and delivery of this Agreement, nor such Founder’s carrying on any Group Company’s business as a director, officer, consultant or Founder of any Group Company, conflict with any Contract or Governmental Order which such Founder is a party or is otherwise subject.

(ii) No Founder has been (a) subject to voluntary or involuntary petition under any bankruptcy or insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any Governmental Order permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by any Governmental Authority to have violated any securities, commodities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

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(iii) Each Founder has assigned to the Group Companies all Intellectual Property rights owned by such Founder that are related to the Group Companies’ business.

(iv) No Founder, either on his/her own account or through any of his/her Affiliates, or in conjunction with or on behalf of any other Person, carry on or are engaged, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent or otherwise carry on any business in direct or indirect competition with the business of any Group Company. No Founder is subject to any Contracts or any other obligations which prohibit, restrict or otherwise adversely affect such Founder’s investment or involvement in any Group Company.

4. Representations and Warranties of the Investors. Each Investor represents and warrants, severally but not jointly or jointly and severally, to the Company at the Closing that the following statements are true, correct and not misleading.

4.1 Due Organization. Such Investor is duly incorporated, organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation or organization.

4.2 Authorization. Such Investor has all requisite power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party and to carry out and perform its obligations hereunder and thereunder. All action on such Investor’s part (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of this Agreement and each Transaction Document and the performance of all its obligations hereunder and thereunder has been taken. This Agreement has been duly executed and delivered by such Investor and constitutes, and each Transaction Document to which it is a party when executed and delivered by it will constitute, valid and legally binding obligations of it, enforceable against it in accordance with its terms, except (1) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (2) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.3 Status of Investor. Such Investor is either (i) an “accredited investor” within the meaning of the U.S. Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect, under the Securities Act, or (ii) not a “U.S. person” as defined in Rule 902 of Regulation S of the Securities Act and is at the time of the offer and execution of this Agreement, domiciled outside of the United States. Such Investor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Shares and has so evaluated the merits and risks of such investment.

4.4 Disclosure of Information. Such Investor has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Purchased Shares with the Company’s management and has had an opportunity to review the Company’s facilities.

4.5 Compliance. The execution, delivery and performance of this Agreement and the other Transaction Documents by it will not violate any Law applicable to it.

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4.6 Investment for Own Account. Such Investor is subscribing the Purchased Shares for its own account for investment only, and not with a view towards their distribution.

5. Conditions of the Investors’ Obligations at the Closing. The obligations of each Investor to consummate the transactions contemplated by Section 2.2 of this Agreement are subject to the fulfillment, on or prior to the Closing, or waiver by such Investor, of the following conditions:

5.1 Representations and Warranties. Each of the representations and warranties of the Warrantors contained in Section 3 shall have been true, correct, complete and not misleading when made and shall be true, correct, complete and not misleading on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true, correct, complete and not misleading as of such particular date.

5.2 Performance. Each Warrantor shall have performed and complied with all obligations and conditions contained in this Agreement and any Transaction Document that are required to be performed or complied with by them, on or before the Closing. In the case of the Cherubic Purchasers, the conditions of the Cherubic Purchasers’ obligation at the Closing to purchase the Purchased Series Seed Preferred Shares shall only be applicable to the closing of the purchase and sale of the Purchased Series Seed Preferred Shares pursuant to Section 2.2(iii), and not the closing of the purchase and sale of any other Purchased Shares.

5.3 Authorizations; no Prohibition. All Consents of any competent Governmental Authority or of any other Person that are required to be obtained by any Party hereto (other than the Investors) in connection with the consummation of the transactions contemplated by this Agreement shall have been duly obtained and effective as of the Closing and evidence thereof shall have been delivered to the Investors. There shall not be any Governmental Order or any condition imposed or provision under any Law which would, in the reasonable judgment of any Investor, (a) prohibit or restrict (i) the sale and issuance of the Purchased Shares or (ii) the consummation of the transactions contemplated by this Agreement or any other Transaction Documents, (b) subject any Investor to any material penalty or onerous condition under or pursuant to any Law if the Purchased Shares were to be sold and issued hereunder.

5.4 Proceedings and Documents. All corporate and other proceedings of the Warrantors, if applicable, in connection with the transactions to be completed as of the Closing and all documents incident thereto, including written approval and waiver of any consent rights, anti-dilution rights, rights of first refusal, pre-emptive rights and all similar rights, from all of the then current holders of Equity Securities of the Company, as applicable, with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, shall have been completed or obtained, and copies of such documents shall have been delivered to such Investor.

5.5 Memorandum and Articles. The Memorandum and Articles shall have been duly adopted by all necessary actions of the members of the Company to approve the issuance of the Series C Preferred Shares together with the rights of the Series C Preferred Shares, and such adoption shall have become effective on or prior to the Closing without any alteration or amendment as of the Closing, and reasonable evidence thereof shall have been delivered to such Investor.

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5.6 Transaction Documents. Each of the parties to the Transaction Documents, other than the Investors, shall have executed and delivered such Transaction Documents to such Investor in the forms satisfactory to such Investor.

5.7 Board of Directors and Observer. The Warrantors shall have taken all necessary corporate action to approve and appoint CHEN Xian as a director of the Company and Yan ZHANG as an observer to the Board.

5.8 Closing Certificate. The Warrantors shall have executed and delivered to the Investors at the Closing a certificate dated as of the Closing (i) stating that the conditions specified in this Section 5 have been fulfilled as of the Closing, and (ii) attaching thereto (a) the Charter Documents of the Group Companies as then in effect, and (b) copies of all resolutions approved by the shareholder(s) and boards of directors of each Group Company related to the transactions contemplated hereby.

5.9 No Material Adverse Effect. There has not been any Material Adverse Effect since the date of this Agreement.

5.10 Employment Agreement, Confidentiality and Invention Assignment Agreement and Non-Competition Agreement. Each of the Key Employees (including but not limited to the Founders) of the Group Companies shall have executed an employment agreement (with a term not less than three years from the Closing), a confidentiality and invention assignment agreement and a non competition agreement with any of the WFOEs or Domestic Companies, substantially in the forms set forth in Exhibit H attached hereto, and copies thereof shall have been delivered to CMC Capital.

5.11 No Litigation. No action, suit, proceeding, claim, arbitration or investigation shall have been threatened or instituted against the Founders or the Group Companies seeking to enjoin, challenge the validity of, or assert any liability against any of them on account of, any transactions contemplated by this Agreement or any other Transaction Document.

5.12 Opinion of Legal Counsel. The Investors shall have received a PRC and Cayman Islands legal opinions, substantially in the forms set forth in Exhibit I attached hereto.

5.13 Interconditionality. The completion of the purchase and sale by all of the Investors of its Purchased Shares pursuant to Section 2.2 shall take place simultaneously or otherwise on or around the same date.

5.14 Transfer of Equity Securities in Domestic Companies. The current shareholders of the Domestic Companies shall have executed one or more agreement(s) for the purpose of transferring 5.56% and 2.78%, respectively, of the equity interest in the Domestic Companies to a Person with PRC nationality designated by CMC Capital and a Person with PRC nationality designated by Wu Capital, respectively, for nil consideration or the lowest purchase price permitted under PRC Laws and substantially in the forms set forth in Exhibit J attached hereto, and evidence of such execution shall have been delivered to CMC Capital and Wu Capital.

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6. Conditions of the Company’s Obligations at the Closing. The obligations of the Company to consummate the transactions contemplated by Section 2.2 of this Agreement, with respect to any Investor, are subject to the fulfillment, on or prior to the Closing, or waiver by the Company, of the following conditions:

6.1 Representations and Warranties. The representations and warranties of such Investor contained in Section 4 shall have been true and correct when made and shall be true and complete on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date.

6.2 Performance. Such Investor shall have performed and complied with all covenants, obligations and conditions contained in this Agreement that are required to be performed or complied with by such Investor on or before the Closing.

6.3 Authorizations; no prohibition. All Consents of any competent Governmental Authority or of any other Person that are required to be obtained by such Investor in connection with the consummation of the transactions contemplated by this Agreement shall have been duly obtained and effective as of the Closing.

6.4 Transaction Documents. Such Investor shall have executed and delivered to the Warrantors the Transaction Documents to which it is a party.

6.5 Director Acceptance Documents. The Company shall have received (i) a duly executed director acceptance letter from Mr. CHEN Xian in form reasonably satisfactory to the Company and the registered agent of the Company, and (ii) such documents reasonably requested by the registered agent for the purpose of updating the register of directors of the Company to reflect Mr. CHEN Xian as a director of the Company.

6.6 Instruments of Transfer from the Angel Investors. The Company shall have received from each Angel Investor a duly executed instrument of transfer in favor of the Cherubic Purchasers for the Series Seed Preferred Shares to be sold by such Angel Investor at the Closing. For the avoidance of doubt, this condition of the Company’s obligation at the Closing shall only be applicable to the closing of the purchase and sale of the Purchased Series Seed Preferred Shares pursuant to Section 2.2(iii), and not the closing of the purchase and sale of any other Purchased Shares.

7. Confidentiality.

7.1 Disclosure of Terms. The existence and provisions of any Transaction Document, the negotiations relating to any Transaction Document and any non-public material information with respect to a Party’s business and operations (collectively, the “Confidential Information”), shall be considered confidential information and shall not be disclosed by any Party to any third party.

7.2 Press Releases. No announcement regarding any of the Confidential Information in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the prior written consent of the other Parties. Any press release issued by any Party shall not disclose any of the Confidential Information and the final form of such press release shall be approved in advance in writing by the other Parties.

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7.3 Permitted Disclosures. Notwithstanding any provision to the contrary in Section 7.1, Section 7 shall not apply to (a) Confidential Information which a restricted party learns from a third party which such third party reasonably believes to have the right to make the disclosure, provided that the restricted party complies with any restrictions imposed by such third party; (b) Confidential Information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; (c) Confidential Information which enters the public domain without breach of confidentiality by the restricted party; (d) disclosures of Confidential Information by a Party to its current or bona fide prospective investor, Affiliates and their respective employees, bankers, lenders, accountants, legal counsels, business partners or representatives or advisors who need to know such information, in each case only where such persons or entities are informed of the confidential nature of the Confidential Information and are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 7; (e) disclosures of Confidential Information to a bona fide prospective investor or transferee of the Purchased Shares held by the Investors where such investor or transferee is informed of the confidential nature of the Confidential Information and are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 7; (f) disclosures of Confidential Information if such disclosure is approved in writing by the Company, the Founders and the Investors; and (g) disclosures of Confidential Information to the extent required pursuant to applicable Law (including the applicable rules of any stock exchange), in which case the party required to make such disclosure (the “Disclosing Party”) shall, to the extent reasonably practicable and legally permissible, (i) provide the other Parties hereto with prompt written notice of that fact, and (ii) shall consult with the other Parties hereto regarding such disclosure, and shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other Parties, seek a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required to be disclosed.

7.4 The provisions of this Section 7 shall terminate and supersede the provisions of any separate nondisclosure agreement executed by any of the Parties hereto with respect to the transactions contemplated hereby, including any term sheet, letter of intent, memorandum of understanding or other similar agreement entered into by the Company and the Investors in respect of the transactions contemplated hereby.

8. Undertaking.

8.1 Exclusivity. From the date hereof until the earlier of (i) the date of the Closing and (ii) the termination of this Agreement in accordance with Section 9 hereof, the Warrantors jointly and severally undertake that, without the written consent of the Investors, none of the Founders, the Warrantors, their Related Parties or any of their representatives and agents shall, directly or indirectly, (a) solicit, initiate, encourage or otherwise facilitate offers or proposals from, or engage in or continue any discussion or negotiation with, any other Person (other than the Investors) for the sale or other disposition of all or any portion of the equity interests or (outside the ordinary course of business) the assets of any of the Group Companies or the merger, consolidation or other combination of any Group Company or its businesses or assets with any other Person (other than the Investors); or (b) provide or offer to provide any information to any other Person (other than the Investors) or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person (other than the Investors) to engage or seek to engage in any of the foregoing.

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8.2 Full Access. Between the date hereof and the date of the Closing, the Warrantors shall permit the Investors and their representatives and agents, during normal business hours to visit and inspect any of the properties and examine the books of account, records, contracts and documents of the Group Companies, and to discuss the affairs, finances and accounts of the Group Companies with their respective directors, officers, employees, accountants, legal counsel and investment bankers, upon reasonable prior notice by the Investors.

8.3 Covenants. Between the date hereof and the date of the Closing, unless the Investors otherwise agree in writing, each of the Group Companies shall (and the Warrantors shall cause each of the Group Companies to) (a) conduct its business in the ordinary course consistent with past practice, as a going concern and in compliance in all material respects with all applicable Laws and Contracts of any Group Company, (b) pay or perform its debts, taxes, and other obligations when due, (c) maintain its assets in a condition comparable to their current condition, reasonable wear, tear and depreciation excepted, (d) use reasonable best efforts to preserve intact its current business organizations and keep available the services of its current officers and Key Employees and to preserve its relationships with customers, suppliers and others having business dealings with it, (e) otherwise periodically report to the Investors concerning the status of its business, operations and finance, and (f) take all actions reasonably necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents promptly, including the taking of all reasonable acts necessary to cause all of the conditions precedent of the Investors to be satisfied.

8.4 Negative Covenants. Between the date hereof and the date of the Closing, unless the Investors otherwise agree in writing or otherwise expressly contemplated under this Agreement or any other Transaction Document, none of the Group Companies shall (and the Warrantors shall not permit any of the Group Companies to) (a) take any action that would make any representation and warranty of the Warrantors inaccurate at the Closing, (b) take any action that would reasonably be expected to materially impair the value of the Group Companies, (d) issue, sell, or grant any Equity Security, (e) declare, issue, make, or pay any dividend or other distribution with respect to any Equity Securities of the Company, (f) incur any indebtedness for borrowed money or capital lease commitments or assume or guarantee any indebtedness of any Person, (g) enter into any Contract or other transaction with any Related Party with a value exceeding US$100,000, (h) take any action that would require any of the Investors’ consent or approval under Section 10.2 (Protective Provisions) of the Shareholders Agreement or Article 8.3B(2) (Protective Provisions) of the Memorandum and Articles, or (i) authorize, approve or agree to any of the foregoing.

8.5 Notice of Litigation and Proceedings. Between the date hereof and the date of the Closing, the Warrantors shall give prompt notice in writing to the Investors of any litigation, arbitral proceeding and regulatory proceedings affecting any of the Group Companies or any of their respective properties or the transactions contemplated under the Transaction Documents.

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8.6 Notice of Developments. Between the date hereof and the date of the Closing, the Warrantors shall give prompt written notice to the other Parties of (i) any material adverse development that results in or would reasonably be expected to result in a material breach of any of the representations, warranties, covenants or agreements contained in this Agreement, or (ii) any matter that may affect the willingness of a prudent investor to purchase the Purchased Shares or the amount of consideration which each Investor would be prepared to pay for the Purchased Shares. No such disclosure by the Warrantors, pursuant to this Section 8.6 shall be deemed to amend or supplement the Disclosure Schedules attached hereto or to prevent or cure any breach of representation, warranty, covenant or agreement without the prior written consent of the Investors.

8.7 Facilitating the Closings. Each Warrantor shall use its best efforts to cause the satisfaction of all the conditions precedent set forth in Section 5 hereof and to consummate the Closing. Each Investor shall use its best efforts to cause the satisfaction of all the conditions precedent set forth in Section 6 hereof and to consummate the Closing.

8.8 Use of Proceeds. Unless otherwise agreed by the Investors in writing or contemplated by the Transaction Documents, each of the Warrantors shall procure that the proceeds received by the Company from the issuance and sale of the Purchased Preferred Shares (the “Proceeds”) shall only be used for working capital purposes, the daily operation and business expansion of the Group and such other matters approved by the Board.

8.9 Stamped Memorandum and Articles. The Company shall, and each of the Warrantors shall procure the Company to, obtain the duly stamped Memorandum and Articles and provide the scanned copy of the same to the Investors within fifteen (15) Business Days after the Closing.

8.10 Business of the Group Companies. Unless otherwise agreed by the Investors in writing, each of the Warrantors shall procure that:

(i) the business of the Company shall be restricted to the holding, management and disposition of its equity interest in the HK Company;

(ii) the business of the HK Company shall be restricted to the holding, management and disposition of its equity interest in the WFOEs;

(iii) the business of Shanghai Yuguan shall be restricted to its permitted business scope and the establishment of effective control over the Domestic Companies;

(iv) the business of Shanghai Yuling shall be restricted to its permitted business scope; and

(v) the business of each Domestic Company shall be restricted to its permitted business scope.

8.11 Control Documents. Each of the Warrantors shall comply with all the Control Documents to which it is a party and cause all of the transactions contemplated thereunder to be consummated in accordance with the terms and conditions thereof.

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8.12 Employment Agreement, Confidentiality and Invention Assignment Agreement and Non-competition Agreement. Each Group Company shall, and each of the Warrantors shall procure each Group Company, to the fullest extent permitted under applicable Laws, to enter into an employment agreement, a confidentiality and invention assignment agreement and a non-competition agreement with each of the newly employed employees who have managerial duties or who may have access to the Company or any other Group Company’s Intellectual Property, trade secrets or other proprietary information hereafter employed by any Group Company (or engaged by any Group Company as a consultant or independent contractor), in the forms acceptable to the Board (with the approval of a majority of the Investor Directors (as defined in the Shareholders Agreement)). In addition, no Group Company shall, and each of the Warrantors shall procure that no Group Company shall, amend, modify, terminate, waive or otherwise alter, in whole or in part, any of the above referenced agreements without the consent of the Board (with the approval of a majority of the Investor Directors (as defined in the Shareholders Agreement)).

8.13 Compliance with Laws.

(i) Each Person who is a PRC resident (including each of the Founders) and holds Equity Securities of the Company (including but not limitation to the Founders) shall, at his sole cost and expense, fully comply with all requirements of the PRC Governmental Authorities with respect to his holding of the Equity Securities of the Company on a continuing basis (including, but not limited to, all reporting, registration and filing obligations imposed by, and all Consents required by SAFE under SAFE Circulars and other PRC Governmental Authorities in connection therewith).

(ii) The Group Companies shall, and each Warrantor shall cause each of the Group Companies to, conduct their respective business in compliance in all material respects with all applicable Laws, and obtain, make and maintain in effect, all Consents from any relevant Governmental Authority or other Person required in respect of the due and proper establishment and operations of each Group Company as being conducted from time to time in compliance in all material respects with applicable Laws.

(iii) Without limiting the generality of the provisions in Section 8.13(ii) above, none of the Group Companies shall, and each of the Warrantors shall use commercially reasonable efforts to cause each Group Company not to, and the Warrantors shall use commercially reasonable efforts to ensure that its and their respective Affiliates and its respective officers, directors, and representatives shall not, directly or indirectly, (a) offer or give anything of value to any Public Official with the intent of obtaining any improper advantage, affecting or influencing any act or decision of any such Person, assisting any Group Company in obtaining or retaining business for, or with, or directing business to, any Person, or constituting a bribe, kickback or illegal or improper payment to assist any Group in obtaining or retaining business, (b) take any other action, in each case, in violation of the FCPA, the Bribery Act, 2010 of the United Kingdom or any other applicable similar anti-corruption, recordkeeping and internal controls Laws, or (c) establish or maintain any fund or assets in which any Group Company has proprietary rights that have not been recorded in its books and records of Group Company. Each of the Warrantors shall, and shall procure each Group Company to, maintain systems of internal controls (including accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the Bribery Act, 2010 of the United Kingdom, and any other applicable similar anti-corruption, recordkeeping and internal controls Laws.

8.14 ESOP Increase. Each of the Investors acknowledges and agrees that the increase in the number of Class A Ordinary Shares reserved for ESOP to 5,456,192 shares will be duly completed prior to the Closing.

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8.15 Use of Name.

(i) Unless required by applicable Law (including the applicable rules of any stock exchange), without the prior written consent of CMC Capital, none of the Warrantors shall use the name or brand of CMC Capital or its Affiliates, claim itself as a partner of CMC Capital or its Affiliates, or make any similar representations. Unless required by applicable Law (including the applicable rules of any stock exchange), without the prior written approval of CMC Capital, none of the Warrantors shall make, or cause to be made, any press release, public announcement or other disclosure to any third party in respect of this Agreement, or CMC Capital’s subscription of any Equity Securities of the Company.

(ii) Unless required by applicable Law (including the applicable rules of any stock exchange), without the prior written consent of HES Ventures I, Inc., none of the Warrantors shall use the name or brand of HES Ventures I, Inc. or its Affiliates, claim itself as a partner of HES Ventures I, Inc. or its Affiliates, or make any similar representations. Unless required by applicable Law (including the applicable rules of any stock exchange), without the prior written approval of HES Ventures I, Inc., none of the Warrantors shall make, or cause to be made, any press release, public announcement or other disclosure to any third party in respect of this Agreement, or HES Ventures I, Inc.’s subscription of any Equity Securities of the Company.

8.16 Licenses, Permits and Contracts.

(i) Each of Warrantors shall procure that each of the Group Companies established in the PRC shall obtain a permit for the adoption of flexible working hours system (不定时工作制) as soon as practicable after the date hereof, but in no event later than three (3) months after the Closing, and shall pay social insurance and housing funds for its employees in accordance with applicable Law of the PRC) as soon as practicable after the date hereof, but in no event later than three (3) months after the Closing.

(ii) Each of the Group Companies hiring foreign employees shall obtain working permits for such foreign employees as soon as practicable after the date hereof, but in no event later than three (3) months after the Closing.

8.17 Equity Transfer in the Domestic Companies. As soon as practicable after the Closing but no later than three (3) months after the Closing, the Domestic Companies shall, and the Founder Holding Companies shall use reasonable best efforts to procure, the issuance or transfer of certain percentage of equity interest in each of the Domestic Companies to a nominee of CMC Capital and Wu Capital for the lowest consideration permissible under applicable Law, following which the share percentage held by such nominees in each of the Domestic Companies shall be substantially equal to the share percentage held by CMC Capital and Wu Capital, respectively, in the Company immediately after the Closing (collectively, the “Domestic Companies Equity Transfers”). Concurrently with the closing of the Domestic Companies Equity Transfers, the Parties agree that the Control Documents shall be revised to reflect such Domestic Companies Equity Transfers and to ensure that the Company can continue to consolidate the financial results of the Domestic Companies in their entirety. CMC Capital and Wu Capital shall cause their nominee shareholders of the Domestic Companies to enter into the revised Control Documents concurrently with the closing of the Domestic Companies Equity Transfers.

8.18 Registration of Equity Pledge. As soon as practicable after the Closing but no later than three (3) months after the Closing, each of the Domestic Companies shall complete the registration of the equity pledges created in favor of Shanghai Yuguan pursuant to the Control Documents which reflect the Domestic Companies Equity Transfers with the SAIC.

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8.19 Conversion. Each of the Warrantors shall procure the Company to, at all times, reserve sufficient Ordinary Shares or, if the reserve is insufficient, the Warrantors shall take all actions necessary to authorize such additional Ordinary Shares, for issuance upon conversion of all Purchased Shares pursuant to the Transaction Documents.

8.20 Full Time Commitment. Each Founder undertakes and covenants to each Investor that, as long as he/she is and remains an employee of any of the Group Companies, he/she shall commit all of his/her efforts to furthering the business of the Group Companies and shall not, without the prior written consent of each Investor, either on his/her own account or through any of his/her Affiliates, or in conjunction with or on behalf of any other Person, (i) possess, directly or indirectly, the power to direct or cause the direction of the management and business operation of any entity whether (a) through the ownership of any equity interest in such entity, or (b) by occupying half or more of the board seats of the entity; or (c) by contract or otherwise; or (ii) devote time to carry out the business operation of any other entity.

8.21 Tax. Each of the Holding Companies, severally but not jointly, acknowledges, covenants and agrees that (i) the Company and any other Group Company shall have no obligation to pay any Tax of any nature that is required by applicable Law to be paid by it, including any Tax under PN7, arising out of or in connection with (a) any purchase, redemption or repurchase by the Company of any Equity Securities of the Company held by such Holding Company that has been completed prior to the date hereof, or (b) the Option Repurchases, (ii) such Holding Company shall bear and pay any Tax of any nature that is required by applicable Laws, including under PN7, to be paid by it arising out of or in connection with the purchase, redemption or repurchase by the Company of the Equity Securities of the Company held by it that has been completed prior to the date hereof, (iii) such Holding Company shall indemnify and hold harmless the Company or the relevant Group Company for any Indemnifiable Losses arising out of or resulting from any breach or violation by such Holding Company of this Section 8.21. Each of the Holding Companies and Angel Investors shall be solely responsible for any Tax arising out of or in connection with the sale by such Holding Company or Angel Investor of its Purchased Ordinary Shares or Purchased Series Seed Preferred Shares, as applicable, to Cherubic Ventures SSG Ltd. Cherubic Ventures SSG Ltd. shall be entitled to deduct and withhold from the Ordinary Purchase Price and Series Seed Purchase Price the Taxes to be imposed on Cherubic Ventures SSG Ltd. arising from the purchase of the Purchased Ordinary Shares and the Purchased Series Seed Preferred Shares under applicable Law. Each of the Holding Companies and Angel Investors, severally but not jointly with the others, shall indemnify Cherubic Ventures SSG Ltd. and its Affiliates and hold them harmless from and against any losses arising from or related to such Taxes or any claims of the applicable tax authorities related to such Taxes.

8.22 Renewal of Service Agreement with Shanghai Jukaopu Investment Consulting Co., Ltd. As soon as practicable after the Closing but no later than three (3) months after the Closing, Shanghai Liulishuo shall renew its China Telecom Innovation Base (Yangpu) Incubation Service Agreement (中国电信创新创业基地（杨浦）孵化服务协议) with Shanghai Jukaopu Investment Consulting Co., Ltd. (上海聚靠谱投资咨询有限公司) dated October 31, 2016, relating to its rental of labor headcounts from Shanghai Jukaopu Investment Consulting Co., Ltd.

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8.23 Termination of Sales relating to Lai Shixiong Teaching Materials. As soon as practicable after the Closing but no later than three (3) months after the Closing, the Group Companies shall terminate sales of any Lai Shixiong American English teaching materials in their “English Liulishuo” mobile applications.

8.24 Intellectual Property. Each of the Warrantors shall procure that each of the Group Companies uses reasonable best efforts to protect their respective material Intellectual Property rights, including (i) promptly applying for the registration of their trademarks in the PRC for adequate categories of products and services, including category 35 and 38, and (ii) using reasonable best efforts to obtain authorization from relevant third parties with respect to the use by the Group Companies of such third party’s videos, content or other Intellectual Property without such third party’s consent during their operation.

8.25 Agreement with Lance Knowles. As soon as practicable after the Closing, the relevant Group Company shall enter into a written agreement with Lance Knowles to reflect their then existing business relationship, the terms of which shall be no less favorable to the relevant Group Company than those under the Contracts between the relevant Group Company and Lance Knowles existing as of the date hereof. Further, the relevant Group Company shall use reasonable best efforts to cause such written agreement to specify that the ownership of all Intellectual Property rights relating to Lance Knowles’ service rendered to the Group Company shall belong to the Company, and such written agreement shall replace all existing agreements with respect to the same matter between such parties.

9. Termination.

9.1 Termination before the Closing. This Agreement may be terminated prior to the Closing (a) by mutual written consent of the Parties, (b) by any Party if the Closing has not been consummated within thirty days (30) days after the date hereof, (c) by the Company (with respect to any Investor) by written notice to the other Parties if there has been a material misrepresentation or material breach of a covenant or agreement contained in this Agreement on the part of such Investor, and such breach, if curable, has not been cured within thirty (30) days of such notice, (d) by any Investor (with respect to any Warrantor) by written notice to the other Parties if there has been a material misrepresentation or material breach of a covenant or agreement contained in this Agreement on the part of any Warrantor, and such breach, if curable, has not been cured within thirty (30) days of such notice, or (e) by any Party if an arbitral tribunal established in accordance with Section 10.6 hereof determines that, due to change of applicable Laws, the consummation of the transactions contemplated hereunder is prohibited by any applicable Laws; provided, that no Party may terminate this Agreement pursuant to this Section 9.1 if the failure of Closing to occur is caused directly or directly by any breach or violation of any provision, obligation or agreement of such Party hereunder.

9.2 Effects of Termination. If this Agreement is terminated in accordance with this Section 9, this Agreement will be of no further force or effect upon termination; provided, that (i) the termination will not relieve any Party from any liability for any breach of this Agreement prior to its termination, and (ii) Sections 7, 9.2, 10.1, 10.2, 10.5 and 10.6 shall survive the termination of this Agreement.

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10. Miscellaneous.

10.1 Survival of Warranties. The warranties, representations, agreements and covenants of the Warrantors contained in or made pursuant to this Agreement and the indemnities given by the Warrantors pursuant to Section 10.2, respectively, shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors. Notwithstanding the foregoing, the representations and warranties of the Warrantors under this Agreement shall survive three (3) years after the Closing, provided that the representations and warranties set forth in Sections 3.1 to 3.6 shall survive indefinitely, and the representations and warranties set forth in Section 3.8 (Tax Matters) shall survive until the expiration of the relevant statute of limitations.

10.2 Indemnity.

(i) Each Warrantor (each, an “Indemnitor”) hereby agrees to jointly and severally indemnify and hold harmless each of the Investors, and each of the Investors’ directors, employees, Affiliates, agents, permitted assigns and transferees (each, an “Indemnitee”), from and against any and all Indemnifiable Losses directly or indirectly incurred or suffered by such Indemnitee as a result of, or based upon or arising from any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements by a Warrantor in this Agreement, any other Transaction Document or any certificate delivered pursuant to this Agreement (including the closing certificate delivered pursuant to Section 5.8); provided, that the Warrantors shall have a thirty (30) day period to cure any such inaccuracy or breach or nonperformance upon their receipt of a notice of such inaccuracy or breach or nonperformance from any Indemnitee.

(ii) Without limiting the generality of the foregoing, each of the Warrantors shall, jointly and severally, indemnify and hold harmless each Indemnitee from and against any and all Indemnifiable Losses incurred or suffered by such Indemnitee, directly or indirectly, as a result of, or based upon or arising from (a) any Action in connection with any failure to pay social insurance contribution or housing funds by any Group Company; (b) any dispute or infringement claim in connection with the ownership or use of any Company IP, provided that such dispute or infringement claim is caused by a Warrantor’s willful misconduct or gross negligence; and (c) any Tax Liability of any Group Company accrued before the Closing, and such indemnification set forth in the foregoing clauses (a) to (c) shall not be prejudiced by or be otherwise subject to any disclosure (in the Disclosure Schedule or otherwise) and shall apply regardless of whether the Warrantors or Investors have any actual or constructive knowledge with respect thereto.

(iii) Notwithstanding any other provision contained herein, (a) except for those Indemnifiable Losses resulting from fraud or willful misconduct or gross misconduct of any Warrantor, the aggregate amount of the Indemnifiable Losses indemnified by the Warrantors to each Indemnitee shall not exceed the aggregate amount of the Purchase Price paid by such Indemnitee to the Company or the Holding Companies, as the case may be, for the subscription or purchase of the relevant Purchased Shares by such Indemnitee, and (b) an Indemnitor shall not have liability to any Indemnitee unless the aggregate amount of Indemnifiable Losses incurred by such Indemnitee exceeds US$100,000, and, in such event, such Indemnitor shall be required to indemnify the entire amount of all such Indemnifiable Losses to such Indemnitee.

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(iv) The rights of an Indemnitee to indemnification or any other remedy under this Agreement shall not be impacted or limited by any knowledge that such Indemnitee may have acquired, or could have acquired, whether before or after the Closing Date, nor by any investigation or diligence by such Indemnitee. The Warrantors hereby acknowledge that, regardless of any investigation or diligence made (or not made) by or on behalf of each Investor, and regardless of the results of any such investigation or diligence, each Investor has entered into this Agreement and the other Transaction Documents in express reliance upon the representations and warranties of the Warrantors made herein and therein.

10.3 Further Assurances. Upon the terms and subject to the conditions herein, each of the Warrantors agrees to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Documents and, to the extent reasonably requested by another Party, to enforce rights and obligations pursuant hereto or thereto.

10.4 Successors and Assigns; Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto whose rights or obligations hereunder are affected by such terms and conditions. This Agreement and the rights and obligations therein may not be assigned by any Party without the prior written consent of the other Parties. Except as otherwise provided herein, no Person other than the Parties and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

10.5 Governing Law. This Agreement shall be governed by and construed under the Laws of the State of New York.

10.6 Dispute Resolution.

(i) Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of any of the Parties with notice (the “Arbitration Notice”) to the other Parties.

(ii) The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. There shall be one (1) arbitrator. The HKIAC Council shall select the arbitrator, who shall be qualified to practice law in the State of New York. The seat of arbitration shall be Hong Kong.

(iii) The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 10.6, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 10.6 shall prevail.

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(iv) Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party to the arbitration in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(v) The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(vi) Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(vii) During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

10.7 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party as provided in the Shareholders Agreement (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section 10.7). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting device, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

10.8 Rights Cumulative; Specific Performance. Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to such injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

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10.9 Fees and Expenses. The Parties shall pay all of their own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby. Notwithstanding the foregoing sentence, if the Closing occurs, the Warrantors shall promptly reimburse all reasonable costs and expenses (including fees and expenses for lawyers, accountants and technical consultants) (the “Transaction Expenses”) incurred by CMC Capital in an aggregate amount not in excess of US$120,000 within fifteen (15) Business Days after CMC Capital has provided the Company with evidence of the Transaction Expenses.

10.10 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

10.11 Amendments and Waivers. Any term of this Agreement may be amended, only with the written consent of each of (i) the Warrantors, and (ii) the Investors. Any amendment effected in accordance with this paragraph shall be binding upon each of the Parties hereto. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Party against whom such waiver is sought.

10.12 No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

10.13 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

10.14 No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

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Execution version

10.15 Headings and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein”, “hereof”, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by, “but not limited to” or “without limitation”; (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive; (vii) the term “day” means “calendar day”, and “month” means calendar month; (viii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement; (ix) all references in this Agreement to designated Schedules, Exhibits and Appendices are to the Schedules, Exhibits and Appendices attached to this Agreement; (x) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning; (xi) references to laws include any such law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made; (xii) each representation, warranty, agreement, and covenant contained herein will have independent significance, regardless of whether also addressed by a different or more specific representation, warranty, agreement, or covenant; (xiii) all accounting terms not otherwise defined herein have the meanings assigned under the U.S. GAAP; (xiv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; (xv) references to this Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time; and (xvi) all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC.

10.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

10.17 Entire Agreement. This Agreement and the Transaction Documents, together with all schedules and exhibits hereto and thereto, constitute the full and entire understanding and agreements among the Parties with regard to the subjects hereof and thereof, and supersede all other agreements between or among any of the Parties with respect to the subject matters hereof and thereof, and no Party shall be liable or bound to any other Party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

10.18 Finder’s Fee. Each of the Warrantors represents and warrants, jointly and severally, to each Investor that it neither is nor will be obligated for any finders’ fee or commission in connection with transaction contemplated hereunder.

10.19 Use of English Language. This Agreement has been executed and delivered in the English language. Any translation of this Agreement into another language shall have no interpretive effect. All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes thereof.

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Execution version

10.20 Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under this Agreement are several and not joint or joint and several, and no Investor is responsible in any way for the performance or conduct of any other Investor in connection with the transactions contemplated hereby. Nothing contained herein and no action taken by any Investor pursuant hereto shall be or shall be deemed to constitute a partnership, association, joint venture, or joint group with respect to the Investors. Each Investor agrees that no other Investor has acted as an agent for such Investor in connection with the transactions contemplated hereby

[The remainder of this page has been intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

GROUP COMPANIES:	LingoChamp Inc.

By:	/s/ Yi Wang

Name: Yi Wang (王翌)

Title: Director

LingoChamp (HK) Limited (流利说(香港)有限公司)

By:	/s/ Yi Wang

Name: Yi Wang (王翌)

Title: Director

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

GROUP COMPANIES:

Yuguan Information Technology (Shanghai) Co., Ltd. (语冠信息技术（上海）有限公司)

By:	/s/ Yi Wang

Name: Yi Wang (王翌)
Title: Legal Representative

Yuling Culture Development (Shanghai) Co., Ltd. (语灵文化传播（上海）有限公司)

By:	/s/ Yi Wang

Name: Yi Wang (王翌)
Title: Legal Representative

Shanghai Liulishuo Information Technology Co., Ltd. (上海流利说信息技术有限公司)

By:	/s/ Yi Wang

Name: Yi Wang (王翌)
Title: Legal Representative

Shanghai Mengfan Culture Broadcasting Co., Ltd. (上海萌番文化传播有限公司)

By:	/s/ Yi Wang

Name: Yi Wang (王翌)
Title: Legal Representative

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

FOUNDERS:

/s/ Yi Wang
Yi Wang (王翌)

/s/ Zheren Hu
Zheren Hu (胡哲人)

/s/ Hui Lin
Hui Lin (林晖)

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

HOLDING COMPANIES:

Joyx Holdings Ltd.

By:	/s/ Yi Wang

Name:	Yi Wang
Title:	Director

Ulingo Holdings Ltd.

By:	/s/ Hui Lin

Name:	Hui Lin
Title:	Director

Muang Holdings Ltd.

By:	/s/ Zheren Hu

Name:	Zheren Hu
Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:	CMC Lullaby Holdings Limited

	By:	/s/ CHEN Xian
Name: CHEN Xian
Title: Managing Director

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:	Wu Capital Limited

	By:	/s/ WU Yajun
Name: WU Yajun
Title: Authorized Signatory

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:	IDG-Accel China Growth Fund III L.P.

By: IDG-Accel China Growth Fund III Associates L.P., its General Partner
By: IDG-Accel China Growth Fund GP III Associates Ltd., its General Partner

	By:	/s/ Chi Sing Ho
Name: Chi Sing Ho
Title: Authorized Signatory

INVESTORS:	IDG-Accel China Growth Fund III L.P.

By: IDG-Accel China Growth Fund GP III Associates Ltd., its General Partner

	By:	/s/ Chi Sing Ho
Name: Chi Sing Ho
Title: Authorized Signatory

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:	GGV Capital IV L.P.
By: GGV Capital IV L.L.C., its General Partner

By:	/s/ Stephen Hyndman
Name: Stephen Hyndman
Title: Attorney in Fact

GGV Capital IV Entrepreneurs Fund L.P.
By: GGV Capital IV L.L.C., its General Partner

By:	/s/ Stephen Hyndman
Name: Stephen Hyndman
Title: Attorney in Fact

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:	Cherubic Ventures SSG Ltd.

	By:	/s/ Matt Cheng
Name: Matt Cheng
Title: Director

Cherubic Ventures SSG II Ltd.

	By:	/s/ Matt Cheng
Name: Matt Cheng
Title: Director

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Cherubic Ventures Fund II, L.P.

By:	/s/ Matt Cheng

Name:	Matt Cheng

Title:	Managing Director

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:	HES Ventures I, Inc.

	By:	/s/ Kenneth A. Bronfin
	Name:	Kenneth A. Bronfin
	Title:	Senior Managing Director Hearst Communications, Inc.

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:	Trustbridge Partners V, L.P.

By:	/s/ Authorized Signatory

Name:
Title:

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

ANGEL INVESTORS:

/s/ Xuemei Gu
Xuemei Gu

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

ANGEL INVESTORS:

/s/ Guanchun Wang
Guanchun Wang

Signature Page to Share Purchase Agreement

SCHEDULE I

PART A

LIST OF FOUNDERS AT CLOSING

Founder	PRC ID Card Number	Holding Companies
Yi Wang	PRC ID Card Number ***	Joyx Holdings Ltd

Zheren Hu	PRC ID Card Number ***	Muang Holdings Ltd.

Hui Lin	PRC ID Card Number ***	Ulingo Holdings Ltd

Total	/	/

PART B

PURCHASED ORDINARY SHARES AT CLOSING

Seller	Purchaser	Class of Purchased Shares	Number of Purchased Shares	Purchase Price
Joyx Holdings Ltd	Cherubic Ventures SSG Ltd.	Class A Ordinary Shares	31,772	$299,997.32

Muang Holdings Ltd.	Cherubic Ventures SSG Ltd.	Class A Ordinary Shares	31,772	$299,997.32

Ulingo Holdings Ltd	Cherubic Ventures SSG Ltd.	Class A Ordinary Shares	31,772	$299,997.32

Total	/	/	95,316	$899,991.96

Schedule I

PART C

OPTION REPURCHASES AT CLOSING

Option Holder	Purchaser	Number of Options	Purchase Price
Nan Wang (王楠)	LingoChamp Inc.	28,066	$264,723.90

Junli Dai (代军利)	LingoChamp Inc.	13,768	$129,862.42

Pingfeng Sun (孙平峰)	LingoChamp Inc.	13,768	$129,862.42

Xiaofei Yang (杨晓飞)	LingoChamp Inc.	5,295	$49,466.91

Zhi Wang (王智)	LingoChamp Inc.	2,648	$24,738.12

Total	/	63,545	$598,653.77

PART D

ISSUED ORDINARY SHARES AT CLOSING

Seller	Purchaser	Class of Purchased Shares	Number of Purchased Shares	Purchase Price
LingoChamp Inc.	Cherubic Ventures SSG Ltd.	Class A Ordinary Shares	63,545	$600,004.09

Schedule I

PART E

PURCHASED SERIES SEED PREFERRED SHARES AT CLOSING

Angel Investors	PRC ID Card / Passport Number	Purchaser	Class of Purchased Shares	Number of Purchased Shares	Purchase Price
Xuemei Gu	Passport Number ***	Cherubic Ventures SSG Ltd.	Series Seed Preferred Shares	79,430	$749,993.31
		Cherubic Ventures SSG II Ltd.	Series Seed Preferred Shares	46,277	$436,956.32

Guanchun Wang	PRD ID Card Number ***	Cherubic Ventures SSG II Ltd.	Series Seed Preferred Shares	125,707	$1,186,949.63

Total	/	/	/	251,414	$2,373,899.26

Schedule I

SCHEDULE II

SCHEDULE OF INVESTORS AT CLOSING

Investors	Class of Purchased Shares	Number of Purchased Shares	Purchase Price
CMC Lullaby Holdings Limited	Series C Preferred Shares	2,647,690	US$24,999,997.34

Wu Capital Limited	Series C Preferred Shares	1,323,845	US$12,499,998.67

IDG-Accel China Growth Fund III L.P.	Series C Preferred Shares	316,987	US$2,993,052.12

IDG-Accel China III Investors L.P.	Series C Preferred Shares	22,472	US$212,184.94

GGV Capital IV L.P.	Series C Preferred Shares	518,543	US$4,896,182.57

GGV Capital IV Entrepreneurs Fund L.P.	Series C Preferred Shares	10,995	US$103,816.90

Cherubic Ventures SSG II Ltd.	Series C Preferred Shares	92,683	US$875,130.68

HES Ventures I, Inc.	Series C Preferred Shares	22,706	US$214,394.41

Trustbridge Partners V, L.P.	Series C Preferred Shares	339,459	US$3,205,237.05

Total	/	5,295,380	US$49,999,994.67

Schedule II

SCHEDULE III

CAPITALIZATION TABLE IMMEDIATELY BEFORE CLOSING

Name of Shareholder	Class of Shares	Number of Shares	Percentage
Joyx Holdings Ltd.	Class B Ordinary Shares	11,785,619	27.82%

Muang Holdings Ltd.	Class B Ordinary Shares	5,042,703	11.90%

Ulingo Holdings Ltd.	Class B Ordinary Shares	2,942,668	6.95%

ESOP	Class A Ordinary Shares	5,519,737	13.03%

Subtotal	Ordinary Shares	25,290,727	59.70%

IDG Technology Venture Investment IV, L.P.	Series Seed Preferred Shares	1,257,069	2.97%

GGV Capital IV L.P.	Series Seed Preferred Shares	1,354,065	3.20%

GGV Capital IV Entrepreneurs Fund L.P.	Series Seed Preferred Shares	28,711	0.07%

Cherubic Ventures Fund II, L.P.	Series Seed Preferred Shares	879,949	2.08%

RTA Capital, LLC	Series Seed Preferred Shares	125,707	0.30%

Subtotal	Series Seed Preferred Shares	3,645,501	8.61%

IDG Technology Venture Investment V, L.P.	Series A Preferred Shares	276,555	0.65%

IDG-Accel China Growth Fund III L.P.	Series A Preferred Shares	2,065,978	4.88%

IDG-Accel China III Investors L.P.	Series A Preferred Shares	146,464	0.35%

GGV Capital IV L.P.	Series A Preferred Shares	2,437,317	5.75%

GGV Capital IV Entrepreneurs Fund L.P.	Series A Preferred Shares	51,680	0.12%

HES Ventures I, Inc.	Series A Preferred Shares	276,555	0.65%

RTA Capital, LLC	Series A Preferred Shares	27,655	0.07%

Schedule III

Cherubic Ventures Fund II, L.P.	Series A Preferred Shares	248,900	0.59%

Subtotal	Series A Preferred Shares	5,531,104	13.06%

IDG-Accel China Growth Fund III L.P.	Series B Preferred Shares	1,473,199	3.48%

IDG-Accel China III Investors L.P.	Series B Preferred Shares	104,440	0.25%

GGV Capital IV L.P.	Series B Preferred Shares	534,684	1.26%

GGV Capital IV Entrepreneurs Fund L.P.	Series B Preferred Shares	11,337	0.03%

HES Ventures I, Inc.	Series B Preferred Shares	79,545	0.19%

RTA Capital, LLC	Series B Preferred Shares	44,111	0.10%

Cherubic Ventures Fund II, L.P.	Series B Preferred Shares	324,690	0.77%

Trustbridge Partners V, L.P.	Series B Preferred Shares	5,323,705	12.57%

Subtotal	Series B Preferred Shares	7,895,711	18.64%

Total		42,363,043	100%

Schedule III

SCHEDULE IV

CAPITALIZATION TABLE IMMEDIATELY AFTER CLOSING

Name of Shareholder	Class of Shares	Number of Shares	Percentage
Joyx Holdings Ltd.	Class B Ordinary Shares	11,753,847	24.66%

Muang Holdings Ltd.	Class B Ordinary Shares	5,010,931	10.51%

Ulingo Holdings Ltd.	Class B Ordinary Shares	2,910,896	6.11%

Cherubic Ventures SSG Ltd.	Class A Ordinary Shares	158,861	0.33%

ESOP	Class A Ordinary Shares	5,456,192	11.45%

Subtotal	Ordinary Shares	25,290,727	53.07%

IDG Technology Venture Investment IV, L.P.	Series Seed Preferred Shares	1,257,069	2.64%

GGV Capital IV L.P.	Series Seed Preferred Shares	1,354,065	2.84%

GGV Capital IV Entrepreneurs Fund L.P.	Series Seed Preferred Shares	28,711	0.06%

Cherubic Ventures Fund II, L.P.	Series Seed Preferred Shares	628,535	1.32%

Cherubic Ventures SSG Ltd.	Series Seed Preferred Shares	79,430	0.17%

Cherubic Ventures SSG II Ltd.	Series Seed Preferred Shares	171,984	0.36%

RTA Capital, LLC	Series Seed Preferred Shares	125,707	0.26%

Subtotal	Series Seed Preferred Shares	3,645,501	7.65%

IDG Technology Venture Investment V, L.P.	Series A Preferred Shares	276,555	0.58%

IDG-Accel China Growth Fund III L.P.	Series A Preferred Shares	2,065,978	4.33%

Schedule IV

IDG-Accel China III Investors L.P.	Series A Preferred Shares	146,464	0.31%

GGV Capital IV L.P.	Series A Preferred Shares	2,437,317	5.11%

GGV Capital IV Entrepreneurs Fund L.P.	Series A Preferred Shares	51,680	0.11%

HES Ventures I, Inc.	Series A Preferred Shares	276,555	0.58%

RTA Capital, LLC	Series A Preferred Shares	27,655	0.06%

Cherubic Ventures Fund II, L.P.	Series A Preferred Shares	248,900	0.52%

Subtotal	Series A Preferred Shares	5,531,104	11.61%

IDG-Accel China Growth Fund III L.P.	Series B Preferred Shares	1,473,199	3.09%

IDG-Accel China III Investors L.P.	Series B Preferred Shares	104,440	0.22%

GGV Capital IV L.P.	Series B Preferred Shares	534,684	1.12%

GGV Capital IV Entrepreneurs Fund L.P.	Series B Preferred Shares	11,337	0.02%

HES Ventures I, Inc.	Series B Preferred Shares	79,545	0.17%

RTA Capital, LLC	Series B Preferred Shares	44,111	0.09%

Cherubic Ventures Fund II, L.P.	Series B Preferred Shares	324,690	0.68%

Trustbridge Partners V, L.P.	Series B Preferred Shares	5,323,705	11.17%

Subtotal	Series B Preferred Shares	7,895,711	16.57%

CMC Lullaby Holdings Limited	Series C Preferred Shares	2,647,690	5.56%

Wu Capital Limited	Series C Preferred Shares	1,323,845	2.78%

IDG-Accel China Growth Fund III L.P.	Series C Preferred Shares	316,987	0.67%

IDG-Accel China III Investors L.P.	Series C Preferred Shares	22,472	0.05%

GGV Capital IV L.P.	Series C Preferred Shares	518,543	1.09%

Schedule IV

GGV Capital IV Entrepreneurs Fund L.P.	Series C Preferred Shares	10,995	0.02%

Cherubic Ventures SSG II Ltd.	Series C Preferred Shares	92,683	0.19%

HES Ventures I, Inc.	Series C Preferred Shares	22,706	0.05%

Trustbridge Partners V, L.P.	Series C Preferred Shares	339,459	0.71%

Subtotal	Series C Preferred Shares	5,295,380	11.11%

Total		47,658,423	100%

Schedule IV

EXHIBIT A

Control Documents

1.	Exclusive Option Agreement;

2.	Exclusive Technical Development, Consultation and Service Agreement;

3.	Equity Interest Pledge Agreement;

4.	Power of Attorney; and

5.	Spouse Commitment Letter.

Exhibit A

Exhibit B

Indemnification Agreement

Exhibit B

Exhibit C

Form of Management Rights Letter

Exhibit C

Exhibit D

Fourth Amended and Restated Memorandum and Articles of Association

Exhibit D

EXHIBIT E

Third Amended and Restated Right of First Refusal and Co-Sale Agreement

Exhibit E

EXHIBIT F

Third Amended and Restated Shareholders Agreement

Exhibit F

EXHIBIT G

Disclosure Schedule

Exhibit G

EXHIBIT H

Forms of Employment-related Agreements

Exhibit H

EXHIBIT I-1

Form of PRC Legal Opinion Letter

Exhibit I-1

EXHIBIT I-2

Form of Cayman Islands Legal Opinion Letter

Exhibit I-2

EXHIBIT J

Form of Domestic Company Equity Interest Transfer Agreements

Exhibit J

EXHIBIT K

Form of Option Repurchase Agreement

Exhibit K